As filed with the Securities and Exchange Commission on May 07, 2002

                           Registration No. 000-22273

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           Sonic Jet Performance, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

              Colorado                  3730                84-1383888
              --------                  ----                ----------
  (State or Other Jurisdiction of      (Primary             (I.R.S. Employer
   Incorporation or Organization)      Standard             Identification No.)
                                       Industrial
                                       Classification
                                       Code Number)

                 15662 Commerce Lane, Huntington Beach, CA 92649
                                   (Zip Code)
                       (Address of Registrant's Registered
                                    Offices)



                               Madhava Rao Mankal

                                    President

                           Sonic Jet Performance, Inc.
                 15662 Commerce Lane, Huntington Beach, CA 92649

                                 (714) 895-0944

       (Name, address, including zip code, and telephone number, including area code, of agent for service of process)

                  ---------------------------------------------





        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. {X}

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. { }

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. { }

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. { }

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. { }



                         CALCULATION OF REGISTRATION FEE

======================= === =================== ======= ================ ==== ================ == ==============
                                                           Proposed              Proposed
                                                            Maximum               Maximum           Amount of
Title of Securities            Amount to be             Offering Price           Aggregate        Registration
to be Registered                Registered                 Per Share          Offering Price           Fee
----------------------- --- ------------------- ------- ---------------- ---- ---------------- -- --------------
Shares of Common               5,613,456 (1)                $0.004           $22,453.82          $2.06
Stock underlying
Series B, assuming
the preferred stock
converted into common
stock on May 2, 2002

Shares of Common
Stock underlying               4,000,000 (2)                $0.05            $200,000.00          $18.40
Series C preferred
stock that have been
converted to common
stock at $0.05

Shares of Common
stock underlying
Series C, assuming             4,117,647 (3)                $0.10(3)         $411,764.70         $37.88
the preferred stock
converted into common
stock on May 2, 2002

======================= === =================== ======= ================ ==== ================ == ==============

(1) 5,613,456 shares represent shares of common stock underlying all outstanding shares of Series B preferred stock, assuming the preferred stock converted into common stock on May 2, 2002. The number of shares of common stock into which each share of Series B preferred stock will convert will vary depending on the number of outstanding shares of common stock on the day of conversion. Each share of Series B preferred stock outstanding converts into shares of common stock equaling two percent of the outstanding shares of common stock on the date of conversion.

(2) 4,000,000 shares represent shares of common stock underlying all outstanding shares of Series C preferred stock that has been converted into common stock at $0.05 as of May 2, 2002.

(3) 4,117,647 shares represent shares of common stock underlying all outstanding shares of Series C preferred stock, assuming the preferred stock converted into common stock on May 2, 2002. The number of shares of common stock into which each share of Series C preferred stock will convert will vary depending on the market price of our common stock during the ten trading days immediately preceding the date of conversion. Each share of C preferred stock is convertible into a number of shares of our common stock that equals the sum of (i) the quotient obtained by dividing $10,000 by eighty-five percent (85%) of the average of the lowest three (3) intra-day bids on our common stock on the primary exchange, quotation system or market on which it is listed, over the ten trading days immediately preceding the date of the conversion (which we are obligated to register), and (ii) twenty percent (20%) of such quotient (which we are not obligated to register). For example, if the conversion price (i.e., the average of the three lowest intra-day bids during the 10 trading days preceding the conversion date) is $0.05 per share, one share of Series C preferred stock would convert into 282,353 shares of common stock of which 235,294 shares would be covered under this registration statement.

(4) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of the common stock on May 2, 2002, as reported on the OTC Bulletin Board.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                     SUBJECT TO COMPLETION DATED MAY 2, 2002

                                   PROSPECTUS


                                13,731,103 Shares

                           SONIC JET PERFORMANCE, INC.

                                  Common Stock

                                ----------------


This prospectus relates to an aggregate of 13,731,103 shares of common stock of Sonic Jet Performance, Inc., subject to certain adjustments as set forth below, which may be offered for sale by persons who have acquired such shares in certain private transactions and by persons who may acquire shares of common stock upon converting convertible securities. 13,731,103 shares represent shares of common stock we agreed to register that are issuable as of May 2, 2002, upon the conversion of all outstanding shares of our Series B preferred stock and Series C preferred stock. However, the number of shares of common stock into which each share of Series C preferred stock will convert, will vary depending on the number of common stock shares outstanding on the date of conversion. Each share of Series B preferred stock outstanding converts into shares of common stock equaling two percent of the outstanding shares of common stock on the date of conversion. Furthermore, the number of shares of common stock into which each share of Series C preferred stock will convert, will vary depending on the market price of our common stock during the ten trading days immediately preceding the date of conversion. Each share of Series C preferred stock is convertible into a number of shares of our common stock that equals the sum of
(i) the quotient obtained by dividing $10,000 by eighty-five percent (85%) of the average of the lowest three (3) intra-day bids on our common stock on the primary exchange, quotation system or market on which it is listed, over the ten trading days immediately preceding the date of the conversion (which we are obligated to register), and (ii) twenty percent (20%) of such quotient (which we are not obligated to register). For example, if the conversion price (i.e., the average of the three lowest intra-day bids during the 10 trading days preceding the conversion date) is $0.05 per share, one share of Series C preferred stock would convert into 282,353 shares of common stock of which 235,294 shares would be covered under this registration statement.

    We have registered the aggregate number of shares under the Securities Act of 1933 on behalf of these stockholders so that they can sell them in a public offering or other distribution. We will not receive any of the proceeds from the offer and sale of the shares.

    Our common stock currently trades on the OTC Bulletin Board under the symbol "SJET."

    See "Risk Factors" beginning on page 4 to read about risks that you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                ----------------


                   The date of this prospectus is May 2, 2002

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY                                                             1

SUMMARY FINANCIAL DATA                                                         3

RISK FACTORS                                                                   4

FORWARD LOOKING STATEMENTS                                                     8

USE OF PROCEEDS                                                                9

DIVIDEND POLICY                                                                9

PRICE RANGE OF COMMONSTOCK                                                     9

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION                   11
AND RESULTS

BUSINESS                                                                      16

MANAGEMENT                                                                    22

PRINCIPAL STOCKHOLDERS                                                        26

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                29

SELLING STOCK HOLDERS                                                         33

PLAN OF DISTRIBUTION                                                          35

DESCRIPTION OF CAPITAL STOCK                                                  37

SHARES ELIGIBLE FOR FUTURE SALE                                               39

LEGAL MATTERS                                                                 41

EXPERTS                                                                       41

WHERE CAN YOU FIND MORE INFORMATION                                           42

INDEX TO FINANCIAL STATEMENTS                                                F-1

                               Prospectus Summary

    You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" and our financial statements and related notes included elsewhere in this prospectus.

Our Company

         We design, manufacture and distribute high performance commercial and recreational boats. Our boats combine sleek and innovative designs with power, safety, handling and stability. We believe our patented "V" hull design, and our other proprietary designs, make our boats safer and more stable in rough water and at high speeds. We have three commercial models and one recreational model. We market and sell our commercial boats directly to municipalities and other government entities such as fire departments, police departments, and the military, and we sell our recreational boats directly to consumers through our sales force and select distributors and dealers in both the United States and abroad.


Our Address and Telephone Number

    The address of our principal executive office is 15662 Commerce Lane, Huntington Beach, CA. 92649. Our telephone number is (714) 895-0944. Our website address is www.sonicjet.com. Information contained on our website does not constitute part of this report and our address should not be used as a hyperlink to our website.

                                 ---------------

    This prospectus contains trademarks and names of persons other than Sonic Jet Performance, Inc., which are the property of their respective owners.

                                  The Offering

Common stock being offered by Selling Stockholders........    13,731,103 shares

Common stock outstanding after this offering..............    45,340,048 shares

OTC Bulletin Board symbol.................................    SJET

    The total number of shares outstanding after the offering is based on 31,608,945 shares outstanding as of May 2, 2002, and 13,731,103 shares of common stock attributable to our Series B and Series C convertible preferred stock which would be outstanding as of May 2, 2002, assuming all outstanding shares of our Series B and Series C convertible preferred stock were converted on that date.

None of the common stock issuable upon the conversion of outstanding Series B preferred stock and Series C preferred stock may be sold until the preferred stock is converted and the underlying shares are issued.

    All of the shares are being offered by selling stockholders, who must deliver a copy of this prospectus to persons who buy them. The selling stockholders will probably sell the shares at prevailing market prices, through broker-dealers, although they are not required to do so. The selling stockholders will retain all of the proceeds of their sales, except for commissions they may pay to broker-dealers. We will not receive any money when they sell. We are paying the costs of registering the shares.

                         Financial Summary Information.


Because this is a only a financial summary, it does not contain all the financial information that may be important to you. You should also read carefully all the information in this prospectus, including the financial statements and their explanatory notes.

Statements of Operations
                                                2001                 2000
                                                ----                 ----

Sales                                        $1,199,047          $1,032,355

Cost of sales                                   896,084             870,676
                                                --------             -------

Gross profit                                    302,963             161,679
                                                 -------             -------

Operating expense                            (1,501,864)         (5,451,082)
                                              ----------          ----------


Loss from operations                         (1,198,901)         (5,289,403)
                                             -----------          ----------

Other income (expense), net                    (238,917)         (2,168,643)
                                               ---------          ----------

Net loss                                    $(1,437,818)        $(7,458,046)
                                             ===========          ==========

Basic and diluted loss per share                 $(0.09)             $(0.58)
                                              ----------          ----------



Balance Sheet
                                                         2001           2000
                                                         ----           ----

Total current assets                                624,966     1,260,653
                                                    -------     ---------

Property and equipment, net                       1,221,313     1,359,910
                                                  ---------     ---------

Other assetsv                                       267,500       267,500
                                                    -------       -------

Total assets                                     $2,113,779    $2,888,063
                                                 ==========    ==========

Total current liabilities                           938,864     3,750,474
                                                    -------     ---------
Due to related party                                      -       600,000
                                                -----------       -------
Total liabilities                                   938,864     4,362,710
                                                    -------     ---------
Total stockholders' deficit                       1,174,915    (1,474,647)
                                                 ----------     ---------
Total liabilities and stockholders'              $2,113,779    $2,888,063
                                                 ==========     ==========

                                  Risk Factors

    An investment in our common stock involves a high degree of risk. You should read the following risk factors carefully before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be adversely affected. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

We have a history of losses and negative cash flows. We expect these losses and negative cash flows to continue in the future. If we are unable to generate sufficient revenue from our operations or raise additional operating capital, we may not be able to continue to operate our business, and you may lose your investment.

         We have experienced net losses and negative cash flows and our net losses and our negative cash flows will continue for the foreseeable future. Unless we increase our revenues or are able to obtain additional operating capital, we may not be able to operate profitably in the future or generate positive cash flows. If we cannot operate profitably or generate positive cash flows we may be unable to continue to operate our business, and you may lose your investment.

If we are unable to raise additional capital, we will not be able to achieve our current business strategy and you could lose your investment.

         We need to raise additional funds through public or private debt or equity financing to be able to fully execute our business plan. Any additional capital raised through the sale of equity may dilute your ownership interest. We may not be able to raise additional funds on favorable terms, or at all. If we are unable to obtain additional funds, we will be unable to execute our business plan and you could lose your investment.

If all or a substantial portion of the shares of our common stock offered for sale by this prospectus are sold in a short period of time, our stock price may be adversely affected. Our stock price may also be adversely affected by the perception that such sales could occur.

         13,731,103 or 30 % of our outstanding shares of common stock, on a fully diluted basis, are registered under this prospectus. The number of shares could increase depending on the market price of our common stock at the time the preferred shareholders convert their stock. We cannot control when the selling stockholders will sell their shares. If all or a substantial portion of the shares of common stock offered for sale by this prospectus are sold in a short period of time, the common stock available for sale may exceed the demand and the stock price may be adversely affected. In addition, the mere perception that such sales could occur may depress the price of our common stock.

If we are unable to retain our key employees we may be unable to execute on our business plan.

         Our success depends in significant part on the continued services of our key employees, including Albert Mardikian, our director of design, and chairman and chief executive officer of our international operations. Mr. Mardikian holds the patents on the designs we use to build our boats and is integral to designing and supervising the construction of the boats. Losing Mr. Mardikian or one or more of our other key personnel may seriously impair our ability or could cause us to fail to successfully implement our business plan. This may have a material adverse effect on our business, results of operations and financial condition and you could lose your investment.

We face competition and we may not be able to compete effectively.

         The boat industry is very competitive and competition is increasing in the United States and abroad. We may not be able to compete successfully against either current or future competitors. Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. As a result, these companies may be able to develop and expand their market share more rapidly, adapt to changes in customer requirements more quickly, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products than we can. In addition, competition could result in significant price erosion, reduced revenue, lower margins or loss of market share, any of which would significantly harm our business. If we are unable to successfully compete, we will be unable to achieve our business plan and you could lose your investment. See "Competition."

To date, we have sold only small quantities of our boats and accessories. There can be no assurance that our products will be widely accepted.

         To date, we have sold only small quantities of our boats and accessories. We intend to generate sales through our dealer network and our direct sales force, both of which we are seeking to expand throughout the United States and abroad. We cannot assure you that we will be able to successfully maintain or expand our dealer network or sales force to distribute our products or that we will generate enough sales. Our failure to do so could have a material adverse effect on our business, results of operations and financial condition and you could lose your investment.

We do not own our designs.

         We do not own our designs. We license them from Mardikian Marine Design, LLC, which holds the rights to patents related to our designs. Mardikian Marine Design, LLC is controlled by Albert Mardikian, the beneficial owner of over 20% of our outstanding common stock, our design director, and chairman and chief executive officer of our international operations. The other member of Mardikian Marine Design, LLC, is a principal of Ashford Capital, LLC, which holds all of the outstanding shares of our Series B Convertible preferred stock, which is convertible into 20% of our outstanding common stock, on a fully diluted basis.

         In the future, litigation may be necessary to enforce our license rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time-consuming and costly. There can be no assurance that any patent relating to our products or our license rights, will not be challenged, in-validated, or circumvented or that the rights granted to us will give us a competitive advantage.

We have potential liability for personal injury and property damage claims which could result in a negative impact on our buisness.

         We may be exposed to liability for personal injury or property damage claims relating to the use of our products. A wrongful death action was filed against us in September 2000. Although we settled that lawsuit and it did not materially affect our business, any future claim against us for personal injury or property damage could adversely affect our business, financial condition, and results of operations, and could result in negative publicity. We maintain product liability and other liability insurance which we believe is adequate. However, there can be no assurance that we will not experience legal claims in excess of our insurance coverage or that our insurance will not cover.

We are susceptible to fluctuations in the economy. If fewer boats are purchased in response to general slowdowns in the economy, our business could be adversely affected.

         Sales of recreational boats generally fluctuate with the economy. In the United States, for example, the sale of recreational boats has been steadily declining since 1995. Sales have gone from approximately 200,000 units in 1995 to approximately 83,000 units in 2001. Fluctuations in the growth of the market for recreational boats could cause fluctuations in our operating results and a stagnation or decline in the growth of the recreational boats market could have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to obtain certain components or raw materials that we use to manufacture our boats, we may be unable to build new boats.

         We depend on certain vendors to provide us with key components and raw materials we use to build our boats. While we believe our current vendor relationships are sufficient to provide the materials necessary to meet present production demands, we cannot assure that these relationships will continue or that the quantity or quality of materials available from these vendors will be sufficient to meet our future needs. Disruptions in current vendor relationships or our inability to continue to purchase construction materials or components in sufficient quantities and of sufficient quality could lower our sales or increase our cost of goods. Additionally, current or future price increases in construction materials or components could cause a reduction in our profit margins or reduce the number of boats we can manufacture and sell. If this occurs, our business, financial condition, and results of operations would be adversely affected, and you could lose your investment.

         The hulls on our boats are molded to fit engines and pumps manufactured by Mercury Marine. Although there are other engines and pumps available on the market, if we are unable to obtain Mercury Marine engines and pumps in a timely manner, at an acceptable cost, or at all, we may need to redesign and reconstruct the molds we use to build the hulls for our boats, which we believe would take a minimum of one month. If we do not have a sufficient inventory of Mercury Marine engines or pumps, or we are unable to find a suitable replacement, we may not be able to manufacture any boats for a period of time, which could adversely affect our business, results from operations and financial condition, and you could lose your investment.

If we are unable to comply with environmental and other regulatory laws, our business may be exposed to liabilities and fines.

         Our operations and our products are subject to extensive regulation, supervision, and licensing under various federal, state, local and foreign statutes, ordinances, and regulations, including, but not limited to, environmental regulations, health and safety regulations and labor regulations. While we believe we maintain all requisite licenses and permits and are in compliance with all applicable regulations, there can be no assurance that we will be able to maintain all requisite licenses and permits, and maintain compliance with applicable regulations. Our failure to satisfy those and other regulatory requirements, or the adoption of additional laws, rules, and regulations could have a material adverse effect on our business, financial condition, and results of operations.

         Our manufacturing business involves the use, handling, storage, and contracting for recycling or disposal of, hazardous or toxic substances or wastes, including environmentally sensitive materials, such as batteries, solvents, lubricants, degreasing agents, gasoline, and resin. We must comply with certain requirements for the use, management, handling, and disposal of these materials. We use small amounts of these materials at our Huntington Beach facility and large amounts at our factory in Nanning, China. We, however, do not maintain insurance for pollutant cleanup and removal. If we are found responsible for any hazardous contamination, any fines or penalties we may be required to pay, or any clean up we are required to perform, could be very costly. Even if we are charged, and later found not responsible, for such contamination or clean up, the cost of defending the charges could be high. If either of the foregoing occurs, our business, results from operations and financial condition could be adversely affected, and you could lose your investment.

         In addition, the EPA has passed various air emissions regulations for outboard marine engines that impose stricter emissions standards for two-cycle, gasoline outboard marine engines. Emissions from such engines must be reduced by approximately 75% over a nine-year period that began in 1998. The California legislature has enacted similar regulations that are already effective, and with which the engines we install in most of our commercial boats do not comply. We, therefore, equip boats we sell for use in California with a different engine. We expect other states will pass similar laws. If future emissions standards or other regulations materially increase the cost of engines, or if manufacturers are unable to comply with such standards or regulations, our business, results from operations and financial condition could be adversely affected, and you could lose your investment.

We have a dispute with one of the partners of our joint venture in Dalian, China.

         We own 45% of Dalian Sonic Jet Co., Ltd., a joint venture company organized under the laws of the People's Republic of China, which was formed for the purpose of manufacturing the shells of our boats in Dalian, China. In June 2000, we stopped purchasing shells from the joint venture because we believed there were quality control problems with the manufacturing process. Soon thereafter, Dalian Sonic Jet Co., Ltd. ceased all operations. The joint venture claims we owe it $60,000 for boat shells we allegedly ordered and did not pay. We do not intend to purchase any more products from the joint venture. We are currently negotiating a settlement with the joint venture, which would include its dissolution. Although we do not believe we have any substantial liability associated with the joint venture, if any litigation is commenced against us, it would likely be commenced in China, and we would need to spend significant money and management time in our defense. If a court determined that we have breached our obligation to the joint venture by discontinuing our performance under the joint venture, we could be liable for damages. This could materially and adversely affect our business, results from operations and financial condition, and you could lose your investment.

If China's favorable trade status with the United States ceases, or import tariffs or taxes otherwise increase, our cost of goods could substantially increase.

         The hulls for our boats are manufactured in Nanning, China. The United States has designated China as a most favored nation, which has resulted in low tariffs on imports into the United States from China. Each year, the United States reconsiders the renewal of China's status as a most favored nation. If import tariffs or taxes increase because the United States does not renew or revokes China's most favored nations status, or for any other reason, our cost of goods would substantially increase, and our business, financial condition, and results of operations would likely be adversely affected, and you could lose your investment.

Changes in China's political, social and economic environment may affect our financial performance.

         Our financial performance may be affected by changes in China's political, social and economic environment. We have been able to cost-effectively produce our boats, in part, by manufacturing the hulls for our boats in China. The role of the Chinese central and local governments in the Chinese economy is significant. Chinese policies toward economic liberalization, and laws and policies affecting foreign companies, foreign investment, currency exchange rates and other matters could change, resulting in greater restrictions on our ability to do business and operate our manufacturing facilities in China. The Chinese government could impose surcharges, increase our tax rates, or revoke, terminate or suspend our operating licenses without compensating us. Also, China has from time to time experienced instances of civil unrest and hostilities. Confrontations have occurred between the military and civilians. If for these or any other reason, we lose our ability to manufacture our products in China, or our cost of doing business in China increases, our business, financial condition, and results of operations would be materially and adversely affected, and you could lose your investment.

                           Forward-Looking Statements

    This prospectus contains forward-looking statements. We have identified forward-looking statements in this prospectus using words such as "believes," "intends," "expects," "may," "will," "should," "plan," "projected," "contemplates," "anticipates," and similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section of this prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                 Use of Proceeds

    We will not receive any of the proceeds from the sale of the shares offered and sold for the accounts of the selling stockholders.

    The selling stockholders will not pay any of the expenses that are incurred in connection with the registration of the shares, but they will pay all commissions, discounts, and other compensation to any securities broker-dealers through whom they sell any of the shares.

                                 Dividend Policy

    We currently intend to retain all of our future earnings, if any, for use in our business and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, our current credit agreement contains a covenant which restricts our ability to pay cash dividends on our common stock. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, restrictions contained in our agreements and other factors which our board of directors deems relevant.

                         Price Range of Our Common Stock

         Our common stock is traded on the OTC Bulletin Board under the symbol "SJET.OB" Our common stock began trading on the OTC Bulletin Board on December 29, 1998. Before our listing on the OTC Bulletin Board none of our securities were traded in the public market. The table below shows, for the periods indicated, the high and low closing sales prices per share of our common stock as adjusted to reflect the two-for-one stock split affected on March 26, 1999. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                            High            Low
2000
First Quarter                               $3.56          $0.75
Second Quarter                              $1.75          $0.59
Third Quarter                               $0.63          $0.31
Fourth Quarter                              $0.41          $0.03

2001
First Quarter                               $0.22          $0.05
Second Quarter                              $0.17          $0.05
Third Quarter                               $0.20          $0.04
Fourth Quarter                              $0.12          $0.02



    The public market for our common stock has been limited, sporadic and highly volatile. Between November 2001 and April 2002, the closing trading price of our common stock ranged from a low of $0.02 to a high of $0.20 per share. As of May 2, 2002, the last sale price of the Common Stock was $0.12. There can be no assurance that a more active trading market for our common stock will develop or be sustained. Even if a more active trading market does develop, the market price of the common stock is likely to be highly volatile and could fluctuate widely in response to factors such as:

    o actual or anticipated variations in our revenues, earnings and cash flow,

    o announcements of new products and services by us or our competitors and consumer acceptance of such new products and services,

    o   sales of shares of our common stock by existing shareholders,

    o   adoption of new accounting standards affecting our industry, and

    o   general market conditions and other factors.

Further, the stock markets have recently experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many companies. Some of these fluctuations have been unrelated or disproportionate to the operating performance of such companies. These broad market factors may adversely affect the market price of our common stock. Such fluctuation may adversely affect our ability to raise additional capital and your ability to liquidate your investment at a favorable price.


Holders

As of May 2, 2002, there were approximately 600 holders of record of the Company's common stock.

Dividends

We have never declared or paid a cash dividend on our common stock. We currently intend to retain all of our future earnings, if any, for use in our business and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, restrictions contained in our agreements and other factors which our board of directors deems relevant.

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    The following discussion of our financial condition and results of operations should be read with the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements the accuracy of which involves risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including, but not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus. We disclaim any obligation to update information contained in any forward-looking statement.

Overview

         We design and manufacture high performance commercial and recreational boats. Our boats combine power, safety, handling and stability in rough water along with high-speed performance. We believe our patented "V" hull design makes our boats safer and more stable that other boats, at speeds in excess of 55 mph. We operate both in the United States and internationally.

Results of Operations

Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

Revenue

         Revenue for the twelve months ended December 31, 2001 was $1.20 million.

         Revenue for the twelve months ended December 31, 2000 was $1.03 million.

Cost of Goods Sold

         Cost of goods sold for the twelve months ended December 31, 2001 was $0.90 million.

         Our cost of goods sold for the twelve months ended December 31, 2000 was $0.87 million.

Selling, General and Administrative Expenses

         Our selling, general and administrative expenses include payroll, advertising, and marketing expenses, as well as facilities, insurance, legal and travel costs incurred in the normal course of conducting business. Selling, general and administrative expenses for the twelve months ended December 31, 2001, decreased $1.55 million to $1.55 million, from $3.10 million in the comparable period in 2000. The selling, general and administrative expenses decreased primarily because of a decrease in administrative wages that resulted from a reduction in force, a decrease in insurance expense that resulted from the cancellation of our director's and officer's liability insurance policy, and a reduction in advertising expenses.

         Our selling, general and administrative expenses for the year ended December 31, 2000, were $3.10 million.

Interest Expense

         For the twelve months ended December 31, 2001, our interest expense was $24,938. This includes $4,937 in interest we paid on a $110,936 loan we received from an entity owned by the nephew of Albert Mardikian, the beneficial owner of over 20% of our common stock. It also includes $20,001 in interest related to our equipment leases, our financing arrangement with Bombardier Capital, and the outstanding balance we owe to our accountants.

         For the twelve months ended December 31, 2000, our interest expense was $2.19 million. This included $0.22 million we paid to JNC Opportunity Fund, Ltd., $0.06 million we paid to Sheikh Mohammed Al Rashid, and $1.89 million charged for the difference between the market value and the discounted rate on warrants we issued to JNC Opportunity Fund, Ltd., in connection with funds they advanced us during 2000. The sharp decrease in interest expense during 2001 resulted from the satisfaction of our outstanding loans to JNC Opportunity Fund, Ltd. and Sheikh Mohammed Al Rashid.

Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

Revenue

         Revenue for the twelve months ended December 31, 2000 was $1.03 million.

         Revenue for the twelve months ended December 31, 1999 was $0.97 million.

Cost of Goods Sold

         Cost of goods sold for the twelve months ended December 31, 2000 was $0.87 million.

         Our cost of goods sold for the twelve months ended December 31, 1999 was $0.58 million.

Selling, General and Administrative Expenses

         Our selling, general and administrative expenses include payroll, advertising, and marketing expenses, as well as facilities, insurance, legal and travel costs incurred in the normal course of conducting business.

         Selling, general and administrative expenses for the twelve months ended December 31, 2000 increased $3.6 million to $5.45 million, from $1.85 million in the comparable period in 1999. This increase resulted primarily from an increase in administrative wage expenses, insurance expenses and advertising expenses.

         Our selling, general and administrative expenses for the twelve months ended December 31, 1999 were $1.85 million.

Interest Expense

         Interest expense of $2.19 million for the twelve months ended December 31, 2000, included, $0.22 million we paid to JNC Opportunity Fund, Ltd., $0.06 million we paid to Sheikh Mohammed Al Rashid, and $1.89 million charged for the difference between the market value and the discounted rate on warrants we issued to JNC Opportunity Fund, Ltd., in connection with funds they advanced us during 2000. The increase in interest expense during 2000 resulted from accruing interest on our debt obligations to JNC Opportunity Fund, Ltd., and Sheikh Mohammed Al Rashid.

          Interest expense of $0.83 million for the twelve months ended December 31, 1999 included $0.44 million related to our loan from JNC Opportunity Fund, Ltd., and $0.30 million related to our loan from Sheikh Mohammed Al Rashid.

Liquidity And Capital Resources

         As of December 31, 2001, cash and cash equivalents were $0.42 million, compared to $0.40 million as of December 31, 2000. Our principal use of cash during the year ended December 31, 2001, was for operations. Our principal sources of liquidity to fund ongoing operations for the year ended December 31, 2001, were sales proceeds, and a $0.11 million loan we received from an entity owned by the nephew of Albert Mardikian, the beneficial owner of over 20% of our common stock. The loan accrued interest at the rate of 4% per month, or 48% per annum.

Operating Activities.

         The cash used by operating activities for the year ended December 31, 2001 was to be $0.12 million, attributable primarily to funding ongoing operations.

Investing Activities.

         We did not use any cash in investing activities for the year ended December 31, 2001.

         Our capital expenditures for the year ended December 31, 2001 were $2,645 related to investments in office and manufacturing equipment. We anticipate that our capital expenditures during 2002 will increase because we intend to improve operating efficiencies, and may relocate our principle facility.

Financing Activities.

         In December 2001, we completed a private placement of five shares of our Series C Convertible preferred stock with a private equity investor in exchange for $50,000. Each share of Series C Stock is convertible into a number of shares of common stock that equals the sum of (i) the quotient obtained by dividing $10,000 by eighty-five percent (85%) of the average of the lowest three
(3) intra-day bids on our common stock, over the ten trading days immediately preceding the date of the conversion, and (ii) twenty percent (20%) of such quotient.

         In December 2001, we also sold ten shares of our Series B Convertible preferred stock to a private equity investor in exchange for $25,000. Each share of preferred stock is convertible into two percent of our common stock outstanding as of the date of conversion. The preferred stock shall convert at the earlier to occur of the election of the holder, or December 27, 2002.

         On July 29, 2001, we eliminated an aggregate $3,952,150 in related-party debt from our balance sheet by issuing an aggregate of 3,211,720 shares of common stock.


        o JNC Opportunity Fund, Ltd. cancelled $3,069,699 due under promissory notes, in exchange for 2,455,759 shares of common stock. Encore Capital Management, LLC, which controls JNC Opportunity Fund, Ltd., also controls JNC Strategic Fund, Ltd., which, at the time of the issuance, owned all outstand-ing shares of our Series A preferred stock. Just prior to the transaction, Neil Chau (Deceased), a principle at Encore Capital Management, Inc., served on our board of directors.

        o Sheikh Mohammed Al Rashid cancelled $808,871 due under a promissory note in exchange for 697,097 shares of common stock. At that time, Sheikh Mohammed Al Rashid was a director, and beneficially owned over 20% of our outstanding common stock.

        o Albert Mardikian cancelled $53,205, which included royalties due under his license agreements with us, and business-related expenses, in exchange for 42,564 shares of common stock. At the time of the transaction, Mr. Mardikian beneficially owned over 20% of our common stock through his ownership of Sonic Jet Performance, LLC. He also served on our board of directors, and was our interim chief executive officer, our director of design, and chairman and chief executive officer of our international operations.

        o MGS Grand Sports, Inc., the landlord of our Huntington Beach facility, cancelled $20,375 due for past due rent, insurance and for legal fees we agreed to pay in connection with a wrongful termination lawsuit filed against it and us, in exchange for 16,300 shares of common stock. Mr. Mardikian is the majority shareholder, a director and an officer of MGS Grand Sport, Inc. In addition, his brother, wife and brother-in-law are minority shareholders and directors of, and his brother and wife are officers of, MGS Grand Sport, Inc.

         During 2001, we also eliminated $1.6 million from the balance sheet by converting 1,600 shares of Series A preferred stock held by JNC Strategic Fund, Ltd., into 1,731,449 shares of common stock.

         Each of the issuances described above occurred on June 29, 2001, and had an effective issue price of $1.25 per share. The market price of our common stock on that day was $0.17.

         We neither used any credit lines nor had any bank loans during fiscal 2001. We have a financing arrangement with Bombardier Capital, collateralized by a certificate of deposit in the amount of $201,000, under which Bombardier finances purchases of our products from some of our dealers. In certain instances, we agree to pay Bombardier financing charges on behalf of the dealers.

         The table below sets forth our obligations and commitments to make future payments under contracts:



----------------------------- ----------------------------------------------------------
Contractual Obligations                        Payments Due by Period
----------------------------- ----------------------------------------------------------

                                 Total     Less       1-3 years   4-5 years   After 5
                                           than 1
                                           year                               years
----------------------------- ------------ ---------- ---------- ------------ ----------
Capital Lease Obligations     $12,236(1)   $12,236    $0         $0           $0
----------------------------- ------------ ---------- ---------- ------------ ----------
Operating Leases              $8,190 (2)   $2,340     $2,340     $2,340       $1,170
----------------------------- ------------ ---------- ---------- ------------ ----------
Legal Settlements             $51,000 (3)  $51,000    $0         $0           $0
----------------------------- ------------ ---------- ---------- ------------ ----------
Total    Contractual    Cash  $71,426      $65,576    $2,340     $2,340       $1,170
Obligations
----------------------------- ------------ ---------- ---------- ------------ ----------

         -------------

         (1) Includes $12, 236 related to our lease of a Ford Truck,

         (2) Includes $8,190 related to our lease of a photocopy machine.

         (3) Includes $ 9,000 in cash we have agreed to pay to Whalen Engineering. In addition, $ 42,000 is attributable to our payments to the plaintiffs in the wrongful death suit.

Material Changes in Financial Condition, Liquidity and Capital Resources

         At the present time, we are not generating sufficient revenue to cover our expenses. Accordingly, our future liquidity will depend on our ability to successfully restructure our operations to reduce our operating losses and our ability to obtain necessary financing from outside sources.

         In July 2001, we ceased operations at our manufacturing facility in Nanning, China because we did not have sufficient cash to pay rent, and to otherwise fund operations. In January 2002, we used a portion of the proceeds from our December 2001 private placements to resume operations in Nanning, China. Although we have brought our rent payments current, our landlord has converted the lease term, originally set to expire in July 2003, to a month-to-month term.

         We have received a going concern opinion from our independent auditors, which states that we may be unable to continue as a going concern. As a result, our current financial condition and ability to continue as a going concern depends on our reducing our expenses and obtaining necessary financing from outside sources.

         Between December 2001 and February 2002, we raised $535,000 in connection with the issuance of shares of our Series B preferred stock and Series C preferred stock. We are using the proceeds to fund ongoing operations.

         On February 5, 2002, we signed an engagement letter with Regents Capital West, an investment banker, pursuant to which it agreed to assist us in a private placement of unregistered common stock in accordance with an applicable exemption from registration under the Securities Act. We agreed to pay Regents Capital West, 8% of the gross proceeds of such offering, including capital raised from the issuance of our securities and from the exercise of warrants we issue in connection with the offering. We also agreed to issue Regents Capital West shares of common stock equal to 5% credit for all capital raised (including warrants) convertible to 144 common stock at $0.18 per share for the first $500,000 of credit, and $0.15 per share for all credit over $500,000.

         The engagement has a 12 month term that we may extend. If before the end of the term, we cause an offering covered by the agreement to terminate, in addition to compensation already paid to Regents Capital West, we must pay a monetary amount between $125,000 and $750,000 depending on when the offering terminates. In addition, if we terminate the offering because we have secured funds from another source, we must issue Regents Capital West shares of our common stock equal to a 5% credit for all capital raised (including warrants) convertible at $0.18 per share for the first $500,000 of credit, and $0.15 per share for all credit over $500,000.

         We have not yet determined the amount of the offering. In addition, we cannot assure that the proposed financing will be consummated or that other debt or equity financing will be available to us on commercially reasonable terms.

         In August 2001, we defaulted on the lease for our Huntington Beach property. The default was cured in January 2002.

         As of May 2, 2002, cash and cash equivalents were $136, 969. Although we believe that we are taking steps to rectify our liquidity position, we cannot assure you that our actions will be successful and that we will be able to continue as a going concern.

Foreign Currency Translation and Hedging

         We are exposed to foreign currency fluctuations through our operations in China. As of December 31, 2001 approximately 1.60% of our revenue were in Chinese Yen. We do not enter into forward exchange contracts or any derivative financial investments for trading purposes. Thus, we do not currently hedge our foreign currency exposure.

                                    Business

Our Company

         We design, manufacture and distribute high performance commercial and recreational boats. Our boats combine sleek and innovative designs with power, safety, handling and stability. We believe our patented "V" hull design, and our other proprietary designs, make our boat safer and more stable in rough water and at high speeds. We have three commercial models and one recreational model. We market and sell our commercial boats directly to municipalities and other government entities such as fire departments, police departments, and the military, and we sell our recreational boats directly to consumers through our sales force and select distributors and dealers in both the United States and abroad.

         We are a Colorado corporation incorporated in November 1996, as Boulder Capital Opportunities III, Inc.

         We had no significant operations in 1996 or 1997. Effective June 30 1998, we acquired all of the assets and assumed all of the liabilities of Sonic Jet Performance, LLC, a California limited liability company that was in the business of producing and marketing recreational boats, jet boats, trailers, and related accessories. On November 4, 1998, we changed our name to Sonic Jet Performance, Inc. The results of operations of Sonic Jet Performance, LLC, were consolidated into our results of operations from January 1, 1998 through June 30, 1998.

         The address of our principal executive office is 15662 Commerce Lane, Huntington Beach, CA. 92649. Our telephone number is (714) 895-0944. Our website address is www.sonicjet.com. Information contained on our website does not constitute part of this report and our address should not be used as a hyperlink to our website.

Our Market Opportunity

         We offer high performance and quality boats that are durable, highly reliable and safe, at affordable prices.

         The target market for our commercial boats include municipalities and counties, fire and police departments and military units. Commercial boats, particularly those used for search and recovery, patrol and fire fighting operations, offer us a niche market. With approximately 181,518 miles of waterways in the United States alone, opportunities for fire, search and recovery and patrol boats are abound. County purchases alone constitute an enormous market for our commercial boats. Of the 3,536 counties in the United States, 88 are located in coastal regions. Because of the high cost of many commercial boats, few municipalities have adequate search and recovery, patrol or fire fighting boats. Our commercial boats offer a cost effective solution for municipalities with limited funds and an unanswered need.

         Demand for recreational boats is seasonal with sales generally highest in the second quarter. Adverse weather in key geographic areas, including, but not limited to, excessive rain, prolonged below-average temperatures and severe heat or drought, can significantly influence demand for our boats. Demand for pleasure boats is also influenced by a number of other factors, including consumer education about boating, economic conditions, particularly in the United States, and, to some extent, fuel costs, prevailing interest rates and consumer confidence. Demand is also affected by the competitiveness of our product offerings.

         We believe our boats offer the following competitive advantages over other boats on the market:

         Durability - We construct our hulls using hand laid "S" glass/kevlar and carbon fiber. This produces a fiberglass hull that is stronger yet lighter than conventional fiberglass hulls.

         High Performance and Stability - Most boats capable of exceeding 55 miles per hour are inherently unstable and virtually uncontrollable at those speeds. We believe our patented "V" shape hull design eliminates this problem, by making our boats safer and more stable, at high speeds.

        o Unique Designs - We believe our boats epitomize style. Our designs are modern and sleek, and resemble high performance racing boats.

        o Cost - The prices for our recreational boats are by and large competitive to our competitors, and our prices for commercial boats are competitive to our competitors.

Our Products

         We design, manufacture and sell both commercial and recreational boats, which we believe epitomize safety, style and performance.

         All of our boats are designed by Albert Mardikian, our director of design and chairman and chief executive officer of our international operations. Our hulls incorporate Mr. Mardikian's patented "V" shaped hull design, and we build them using hand laid "S" glass/kevlar and carbon fiber. This produces a fiberglass hull that is stronger yet lighter than conventional fiberglass hulls and provides extraordinary stability and handling in rough waters and at high speeds.

Commercial Boats

     Our commercial boats are quick response vehicles that provide high maneuverability in confined areas and shallow water. They are small and therefore can be easily transported to emergency areas. Our commercial boats include the following:

        o Fire Rescue Jet. The Fire Rescue Jet is designed to fight fires on the water and in near shore areas. The Fire Rescue Jet comes equipped with our patented water pump that can supply up to 750 gallons of water per minute. The Fire Rescue Jet is uniquely designed so one person can control the boat and the fire apparatus from a single station.

        o Patrol Rescue Jet. The Patrol Rescue Jet is designed to provide security in inland waterways and in harbors.

        o Dive Rescue Jet. The Dive Rescue Jet is tailored for search and recovery operations. It includes ample storage for dive gear and other equipment necessary for search and recovery operations.

     We offer a 12-foot and a 15-foot version of each of our commercial models. Except for boats we sell for use in California, our commercial boats come equipped with Mercury Marine Sport Jet 175 XR2 two stroke engines that generate 175 horse power, and Mercury Marine single stage axial flow jet pumps. Our 15-foot boats come with dual engines, while our 12-foot boats have a single engine. We equip boats we sell for use in California with a Mercury Marine Optimax 200 horsepower direct injection engine, which meets the strict emissions standards in California and the year 2006 emissions requirements mandated by the United States Environmental Protection Agency.

     We offer options and accessories for our commercial boats such as engine upgrades up to 240 horse power, helicopter lifting rings, stretchers, floatation canisters that increase the buoyancy of our boats, and dive platforms.

     The following table sets forth the basic characteristics of our 12 and 15 foot models of each of our commercial boats:

-------------------- ---------- --------- ------------- ------------
Model                Load       Fuel      Towing        Passenger
                     Capacity   Capacity  Capacity      Capacity
-------------------- ---------- --------- ------------- ------------
12 foot models       2,200      32 gal.     7,000 lbs.  5
                     lbs.
-------------------- ---------- --------- ------------- ------------
15 foot models       5,500      58 gal.   10,000 lbs.   6
                     lbs.
-------------------- ---------- --------- ------------- ------------


         Our commercial boats come with a two-year warranty on the engine, the fuel system and the electrical system, and a five-year warranty on the hull.

Recreational Boats

         The Vortex, our recreational model, is tailored for recreational boating. It is 22 feet long and can carry up to seven passengers. It comes equipped with, among other things, a single Mercury Marine/Mercruiser V-8 engine, two 33-gallon fuel tanks, marine grade stainless steel hardware, a ski tow, navigation lights, state-of-the art instrumentation, and a small cabin that sleeps two.

         Options and accessories available for the Vortex include upgraded engines, boat covers, radios, fishing rod holders, floatation canisters that increase buoyancy, and dive platforms.

         The Vortex comes with a one-year warranty on the engine, the fuel system and the electrical system, and a five-year warranty on the hull.


Sales, Marketing and Distribution

         We sell our recreational boats through our direct sales staff and our network of distributors and dealers, which include three dealers in the United States. We give our dealers, distributors and sales personnel what they need to be profitable: Safe, performing products, sleekly designed and priced right. Our design, marketing and promotion strategy emphasize our high performance image.

         Our marketing strategy consists of displaying and demonstrating our boats at regional, national and international boat shows, and at local waterways throughout the United States, and advertising our boats in magazines and on the Internet.

Competition

     The commercial and recreational boat markets are highly competitive. The principal competitive factors in this market include price, quality, reliability, durability, styling and performance.

     Our current competitors in the commercial market include, among others, Boston Whaler, Mon Ark, Safe Boat and Zodiac. Our current competitors in the recreational boats market include, among others, Yamaha, SeaDoo and Polaris.

     Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. As a result, these companies may be able to develop and expand their market share more rapidly, adapt to changes in customer requirements more quickly, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products than we can.

Intellectual Property

         Our intellectual property is important to our business. We rely on a combination of license rights, trade secret laws, confidentiality procedures and contractual provisions to protect our intellectual property.

         The unique designs and other components of our boats are protected by United States patents issued to Albert Mardikian, the beneficial owner of over 20% of our outstanding shares of common stock, our design director, chief executive officer and chairman of our international operations. Mr. Mardikian has assigned these patent rights to Mardikian Marine Design, LLC, which has granted us an exclusive license to use the patents. Mr. Mardikian and a principal of Ashford Capital, LLC, which holds preferred stock convertible into 20% of our common stock, are the sole owners of Mardikian Marine Design, LLC.

         Our competitors may independently develop similar designs or duplicate our products or designs. Unauthorized parties may infringe upon or misappropriate our products or proprietary information. In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time consuming and costly.

         There can be no assurance that any patent relating to our products will not be challenged, invalidated, or circumvented. Thus, the rights granted thereunder will give us a competitive advantage. In addition, we cannot assure you that any of the patents sublicensed to us by Mardikian Marine Design will be held valid if subsequently challenged.

Employees

         As of May 2, 2002, we employ nine full time employees in the United States, including, five factory workers, one sales person, and three administration and management personnel. We also employ 17 full time employees in China, all of whom are factory workers. We have never experienced work stoppages, and we are not a party to any collective bargaining agreement. We believe our employee relationships to be generally good.

Environmental Matters

         We are subject to federal, state, local and foreign laws and regulations regarding protection of the environment, including air, water, and soil. Our manufacturing business involves the use, handling, storage, and contracting for recycling or disposal of, hazardous or toxic substances or wastes, including environmentally sensitive materials, such as batteries, solvents, lubricants, degreasing agents, gasoline and resin. We must comply with certain requirements for the use, management, handling, and disposal of these materials. We, however, do not maintain insurance for pollutant cleanup and removal. If we are found responsible for any hazardous contamination, any fines or penalties we may be required to pay, or any clean up we are required to perform, could be very costly. Even if we are charged, and later found not responsible, for such contamination or clean up, the cost of defending the charges could be high. If either of the foregoing occurs, our business, results from operations and financial condition could be adversely affected. We do not believe we have any material environmental liabilities or that compliance with environmental laws, ordinances, and regulations will, individually or in the aggregate, have a material adverse effect on our business, financial condition, or results of operations.

Other Regulatory Matters

         Our operations and products are subject to extensive government regulation, supervision, and licensing under various federal, state, local and foreign statutes, ordinances and regulations. Certain governmental agencies such as the EPA and the Occupational Safety and Health Administration, or OSHA, monitor our compliance with their regulations, require us to file periodic reports, inspect our facilities and products, and may impose substantial penalties for violations of the regulations. For example, we are subject to federal regulation under the Boat Safety Act of 1971 that requires boat manufacturers to recall products for replacement of parts or components that have demonstrated defects affecting safety. Although manufacturers of certain equipment we use in our boats have instituted recalls, there has never been a recall resulting from our design or manufacturing process.

         While we believe that we maintain all requisite licenses and permits and are in compliance with all applicable federal, state, local and foreign regulations, there can be no assurance that we will be able to maintain all requisite licenses and permits. The failure to satisfy those and other regulatory requirements could have a material adverse effect on our business, financial condition, and results of operations.

                             Description of Property

         We conduct our operations within approximately 5,075 square feet of office space and 63,700 square feet of factory space. We lease an approximately 19,800 square foot facility in Huntington Beach, California, which includes approximately 5,100 square feet that serves as our corporate office, and a 13,700 square foot manufacturing area where we assemble our boats and construct prototypes for new designs. Our lease expired on February 28, 2002, and we are currently searching for a new facility. Our landlord has agreed to allow us to continue to lease the current facility on a month-to-month basis; however, either of us can terminate the lease on thirty days prior written notice. Our landlord is MGS Grand Sports, Inc. Our design director, chairman and chief executive officer of our international operations, and beneficial owner of over 20% of our outstanding common stock, is also an officer, director and majority owner of MGS Grand Sports, Inc.

     Our wholly owned subsidiary, Nanning Sonic Jet Co., Ltd., a company organized under the laws of the People's Republic of China, leases a 50,000 square foot manufacturing facility in Nanning, China, on a month-to-month basis. We manufacture the hulls for our boats at the facility.

     We also own 45% of Dalian Sonic Jet Co., Ltd., a joint venture company organized under the laws of the People's Republic of China. Until January 2000, the joint venture company manufactured some of the shells for our boats at a 50,000 square foot facility in Dalian China. Because of a dispute between us and one of our partners, the joint venture discontinued operations. We do not believe those operations will resume. See Factors That May Affect Future Results.

         We believe our facilities are adequate for our current operations and that we can obtain additional leased space if needed.

                                Legal Proceedings

         Although there are currently no legal proceedings pending against us, between June 2001 and February 2002, we settled four lawsuits filed against us.

         In February 2002, we settled a lawsuit filed against us by our former chief executive officer and chairman, and our former vice president of operations, in which they alleged, among other things, that we breached their employment agreements. We settled both claims in exchange for issuing the former employees an aggregate of 70,000 shares of our common stock.

         In December 2001, we settled a wrongful death action filed against us and one of our employees, by the survivors of the victim of a boating accident that involved one of our boats. In exchange for conditionally dismissing the lawsuit and releasing us of all claims related thereto, we agreed to issue to the plaintiffs and their counsel an aggregate of 750,000 shares of our common stock. We also agreed to pay the plaintiffs $85,000 in cash. That obligation is secured by two of our boats. We made an initial payment of $25,000, and agreed to pay the remaining $60,000 in ten monthly installments of $6,000. If, however, we sell one or both of the boats securing the settlement before all ten payments are made, upon receipt of the proceeds of such sale, we shall pay the plaintiffs all remaining amounts due and owing, up to the amount of the sale price of the boat. If we default on any payment due and fail to cure such default within 30 days after the plaintiffs provide us with written notice of such default, the plaintiffs may file a stipulated judgment we executed, which authorizes the court to award the plaintiffs $250,000, less any cash amounts we pay before such default.

         On June 26, 2001, we settled a lawsuit that Michel Attias filed against us for, among other things, breach of contract, fraud and negligent misrepresentation, in which he sought approximately $1.4 million in damages, the value of common stock he alleged we promised to issue to him. In exchange for dismissing the lawsuit with prejudice, we issued Mr. Attias 600,000 shares of our common stock, which we agreed to register, and transferred him one of our Vortex recreational boats. We also agreed to satisfy a $250,000 debt Mr. Attias owed to Sheikh Mohammed Al Rashid, who is a former director and beneficially owns approximately 18% of our outstanding common stock.

         On January 22, 2002, we settled a breach of contract action filed against us by Whalen Engineering Company, Inc., in which the plaintiff sought to recover approximately $11,300. We agreed to pay the plaintiff $9,000 in three equal monthly installment payments, in exchange for a dismissal of the lawsuit with prejudice.

                                   Management

Executive Officers, Key Employees and Directors


    Our executive officers, key employees and directors are as follows:

Name                                              Age                              Position
Madhava Rao Mankal                                50     President, Chief Financial Officer, Secretary and Director
Scott R. Ervin...............................     47     Director
George Moseman...............................     55     Director


     Mr. Mankal has served as our Chief Financial Officer since May 1999, as our Secretary since February 2001, and as our President since January 2002. Mr. Mankal has also served as a director since December 2001. Between September 1994 and May 1999, he served in various positions with American Power Products, including, controller and manager of accounting

     Mr. Ervin has served as a director since February 2002. Mr. Ervin also served on our board between June and October 2001. Between 1999 and the present, he has been an attorney in private practice in Austin, Texas. Between 1991 and 1999, Mr. Ervin practiced law with the law offices of Dr. A. Abbar, in Jeddah, Saudi Arabia.

         Mr. Moseman has served as a director since December 2001. Since 1999 he has worked as a private investment banker and a financial consultant specializing in foreign companies attempting to establish a presence in the United States. Between 1998 and 1999, Mr. Moseman served as national marketing director of Lamborghini of North America. Between 1997 and 1998, he served as our Marketing Director, and between 1996 and 1997 he was a partner with Tradeway Securities

Appointment of Directors

Pursuant to the Series B Convertible Preferred Stock Purchase Agreement we entered into with Ashford Capital, LLC, we agreed to maintain at least five directors, and that Ashford Capital, LLC, or its assignee, shall have the right to nominate three of the five directors, as long as it holds the Series B preferred stock or any shares underlying the same.

Information about the Board of Directors

The Board of Directors manages our business. It establishes overall policies and standards for the Company and reviews the performance of management. The directors are kept informed of our operations at meetings of the Board through reports and analyses from, and discussions with, management. The Board of Directors has not established any committees.

During the fiscal year ended December 31, 2001 (the "Fiscal Year" or "Fiscal 2001"), the Board of Directors met on two (2) occasions.

None of the incumbent directors served as a director at the time of any board meeting held during the Fiscal Year.

Directors have not been paid any fees or remuneration, as such, for their service on the Board. The Company's stock option plan approved in 2001 allows for the issuance of 3,000 shares to Board of Director members but no options have been issued under this plan as of May 2, 2002.

Summary of Cash and Certain Other Compensation

    The following table summarizes the compensation earned by or paid to Albert Mardikian and Alan Weaver, each of whom served as our chief executive officer during 2001, and Madhava Rao Mankal, who served as our Chief Financial Officer and Secretary during 2001. No other persons served as executive officers during 2001. We refer to these individuals as our named executive officers in other parts of this proxy.


                           Summary Compensation Table
                                                                                                         Long-term
                                                                                                       Compensation
                                                                                                          Awards
                                                       Annual Compensation            Other Annual  Shares Underlying

Name and Principal Position                  Fiscal Year   Salary($)     Bonus($)     Compensation       Options(#)
---------------------------                 -------------------------  ------------  ------------------------------
Madhava Rau Mankal                             2001        $35,208         --         $29,792(2)           __
    (1).................
    President, Chief Financial Officer
    and Secretary


                                               2000        $65,000         --             --           10,000 (3)

                                               1999        $41,410         --             --               --


Albert Mardikian (4)...................        2001        $65,153         --          $3,495(2)           --

    Design Director, President and Chief       2000      $112,372 (5)      --             --               --
    Executive Officer of International
    Operations, and former interim Chief
    Executive Office

                                               1999        $120,000        --             --               --

                                                                                                            --

Alan Weaver (6)........................        2001         $9,711         --             --               --

    Former President and Chief Executive       2000        $127,586        --             --               --
    Officer

----------

(1)     Mr. Mankal was appointed President on January 2, 2002.

(2) Represents payments in exchange for services reported pursuant to IRS Form 1099.

(3) Represents stock options issued on May 1, 2001, all of which Mr. Mankal voluntarily cancelled in December 2001.

(4) Mr. Mardikian served as our Interim Chief Executive Officer from February 2001 to October 2001.

(5) Represents salary in cash and 26,667 shares in lieu of $60,000 salary for 1999.

(6) Mr. Weaver served as our Chief Executive Officer from July 2000 to January 2001.


Stock Options

    No stock options were granted or exercised during the fiscal year ended December 31, 2001. The only options held by an executive officer or director, included 10,000 options granted to Mr. Mankal on May 1, 2000. Mr. Mankal voluntarily cancelled those options on December 31, 2001, as of which date they were out-of-the-money.

Employment Contracts

         On January 2, 2002, we entered into an at-will employment agreement with Mr. Mankal. The agreement provides for an annual base salary of $64,800, and an annual bonus of up to 25% of Mr. Mankal's annual base salary based on the Company's achievement of certain earnings and positive cash flow targets, to be established by the board. We also granted him 250,000 shares of common stock that vest in two equal yearly installments. The shares were issued at fair market value of the common stock on the date issued.

         On December 27, 2001, in connection with the sale of our Series B preferred stock to Ashford Capital, LLC, we entered into a letter agreement with Mr. Mardikian, under which Mr. Mardikian agreed to enter into an employment agreement with us, pursuant to which Mr. Mardikian will, among other things, devote his full time and exclusive attention to our business, and provide management services, design new products, modify existing products, and do all other reasonable acts we request. We are in the process of negotiating and finalizing that agreement.


Limitations of Liability and Indemnification Matters

            Our Bylaws provide for mandatory indemnification of reasonable expenses incurred by a director or officer, who was wholly successful on the merits or otherwise, in defense of any proceeding, to which such officer or director was a party because he was an officer or director.

         Our Articles of Incorporation provide that, to the maximum extent permitted by law, we shall indemnify any person who is or was a director, officer, agent, fiduciary or employee, against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was one of our directors, officers, agents, fiduciaries or employees or because he was serving another entity in such capacity, at our request.

         Our Articles of Incorporation also provide that none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of his fiduciary duty as a director, except to the extent that (i) such director beaches his duty of loyalty to us or our shareholders; (ii) such director's acts were not done in good faith or involved intentional misconduct or a knowing violation of law; (iii) any transaction from which the director directly or indirectly derives an improper personal benefit; or (iv) such director voted for or assented to an improper distribution under Colorado law.

         Section 7-109-102 of the Colorado Business Corporation Act provides that we may, and our Bylaws provides that we must, indemnify our directors and officers against reasonable incurred expenses (including attorney's fees), judgments, penalties, fines and amounts paid in settlement reasonably incurred by them in connection with any action, if we determine that such officer or director conducted himself in good faith and that he reasonably believed (i) in the case of conduct in their official capacity with us, that his conduct was in our best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to our best interests, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. Any such determination shall be made by the vote of a majority of disinterested directors, provided, however, if a quorum cannot be obtained, the determination shall be made by a majority vote of a committee designated by the board, which shall consist of two or more directors not parties to the proceeding. If a quorum of the board or the committee cannot be established, or if a majority of the directors constituting such quorum so direct, the determination shall be made by independent legal counsel or by shareholder vote.

         Our Bylaws prohibit us from providing indemnification where an officer or director is adjudged liable to us, or liable in connection with a proceeding charging that he derived an improper personal benefit.

Indemnification is limited to reasonable expenses, including attorney's fees, incurred in connection with a proceeding brought by us or in our right.

    Our Articles of Incorporation and the Colorado Business Corporation Act authorize us to the maximum extent permitted by law, to purchase and maintain insurance providing for such indemnification. We currently do not maintain any such insurance.

    It is the opinion of the staff of the Securities and Exchange Commission that indemnification provisions such as those contained in our Bylaws and Articles of Incorporation, have no effect on a director's or officer's liability under federal securities laws.

                             Principal Stockholders

    The following table contains certain information as of the May 2, 2002 regarding all persons who were the beneficial owners of more than 5% of the outstanding shares of Common Stock, Series B preferred stock or Series C preferred stock, each of the directors of the Company, each nominee for election to become a director, each of the executive officers named in the Summary Compensation Table set forth herein under the caption "Compensation of Executive Officers" (we refer to all these officers as the "Named Executive Officers") and all directors and executive officers as a group. The persons named hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated. The information with respect to each person specified is as supplied or confirmed by such person, based upon statements filed with the SEC, or based upon the actual knowledge of the Company.


                                                                                   Amount and Nature
                                                                              of Beneficial Ownership(1)
                                                                               Number of
                                                                                Shares         Right to      Percent of
Name and Address                                                               Owned(2)         Acquire      Class(1)(2)
Common Stock
Principal Shareholders:
Sheikh Mohammed Al Rashid (3) .........................................     4,318,774            --        15.40%
Encore Capital Management, LLC (4) ....................................     5,963,841            --        21.27%
Albert Mardikian (5) ..................................................     7,498,171            --        26.74%
Ashford Capital, LLC (6) ..............................................     564,706         5,614,096      18.36%
e-Fund Capital Partners, LLC (7) ......................................     1,129,412       913,495        7.06%

Officers
Rao Mankal (8) ........................................................          --              --             --
Albert Mardikian (5) ..................................................     7,498,171            --        26.74%
Alan Weaver (9) .......................................................          --              --             --

Directors
Rao Mankal (8) ........................................................          --              --             --
George Moseman (10) ...................................................     250,000              --        *
Scott R. Ervin (11) ...................................................     15,000               --        *
All directors and executive officers as a group (5 persons) ...........     7,763,171            --        27.68%

Series B Convertible Preferred Stock
Ashford Capital, LLC (6)...............................................     10                   --        100%

Series C Convertible Preferred Stock
e-Fund Capital Partners, LLC (7) ......................................     11                   --        32.35%
Noriaki Sasaki (12) ...................................................     16                   --        47.06%
Ashford Capital, KK (13) ..............................................     5                    --        14.71%

------------

   * Less than one percent.

  (1) Subject to applicable community property and similar statutes.

  (2) Includes shares beneficially owned, whether directly or indirectly, individually or together with associates.

  (3) Includes 3,297,097 shares held by Sheikh Mohammed Al Rashid, and 1,021,677 shares we are obligated to issue to Sheikh Mohammed Al Rashid upon his release of certain liens he has on our assets. The business address of Sheikh Mohammed Al Rashid is P.O. Box 5490, Jeddah, 2422, Kingdom of Saudi Arabia.

(4) Shares of common stock beneficially owned by Encore Capital Management, LLC, represent 2,471,759 shares owned by JNC Strategic Fund, LLC and 1,731,449 shares owned by JNC Opportunity Fund, LLC, and an aggregate of 1,776,633 shares we are obligated to issue to those funds upon their release of certain liens they have on our assets. The business address of Encore Capital Management, LLC is 12007 Sunrise Valley Drive, Suite 460, Reston, Virginia 20191.

(5) Shares of common stock beneficially owned by Mr. Mardikian include 7,147,040 shares held by Sonic Jet Performance, LLC, of which Mr. Mardikian is the sole shareholder, 334,831 shares held by Mr. Mardikian, and 16,300 shares held by MGS Grand Sports, Inc., of which Mr. Mardikian is a majority shareholder. The business address of Mr. Mardikian is 15662 Commerce Lane, Huntington Beach, California 92649.

(6) Shares owned include 564,706 shares owned by Ashford Capital, KK, a Japanese company of which Ashford Capital, LLC, owns a minority interest, 5,613,456 shares issuable upon conversion of Series B preferred stock held by Ashford Capital, LLC, and 415,225 shares issuable upon conversion of Series C preferred stock held by Ashford Capital, KK. The conversion shares referenced above are calculated assuming a conversion date of May 2, 2002. Ashford Capital, LLC, disclaims beneficial ownership of the shares attributable to Ashford Capital, KK. The business address of Ashford Capital, LLC is 1301 Dove Street, Suite 800, Newport Beach, CA. 92660.

(7) Shares of common stock beneficially owned includes 1,129,412 shares owned by e-Fund Capital Partners, Inc, and 1,552,941 shares issuable upon conversion of Series C preferred stock held by e-Fund Capital Partners. The conversion shares are calculated assuming a conversion date of May 2, 2002. The business address of e-Fund Capital Partners, LLC is 301 East Ocean Blvd., Suite 640, Long Beach, CA. 90802.

(8) The business address of Mr. Mankal is 15662 Commerce Lane, Huntington Beach, California 92649.

(9)   The business address of Mr. Weaver 8 Nicosia, Laguna Niguel, California
      92677.

(10) The business address of Mr. Moseman is 23 Loma Avenue, Long Beach, California 90803.

(11) The business address of Mr. Ervin is 4606 Horseshoe Bend, Austin, Texas 78731.

(12) The business address of Noriaki Sasaki is 3-9-1-201 Koishikawa Bunkyo-ku, Tokyo, Japan 112-0002.

(13) The business address of Ashford Capital, KK is 2-5-15 Minami-Azabu, Minato-Ku, Tokyo, Japan.


    As of May 2, 2002, our executive officers, directors and holders of over 5% of our common stock and their affiliates beneficially own approximately 65% of the outstanding shares of our common stock. If these holders act as a group, they may be able to control us and direct our affairs, including the election of directors and approval of significant corporate transactions. This concentration of ownership also may delay, defer or prevent a change in our control, and make some transactions more difficult or impossible without the support of these stockholders. These transactions might include proxy contests, mergers, tender offers, open market purchase programs or other purchases of common stock that could give our stockholders the opportunity to realize a premium over the then prevailing market price of our common stock.

                 Certain Relationships and Related Transactions

Transactions Related to Albert Mardikian

Huntington Beach Lease

On February 1, 1999, we entered into a three-year lease agreement with MGS Grand Sport, Inc., for our facility in Huntington Beach, California. Our lease expired in February 2002, and converted to a month-to-month term. When we entered into the lease, Albert Mardikian, the majority shareholder, a director and officer of MGS Grand Sport, Inc., beneficially owned over 20% of our common stock through his ownership of Sonic Jet Performance, LLC. Throughout the lease term, Mr. Mardikian has served as our director of design, and chairman and chief executive officer of our international operations. In addition, between January and November 2001, Mr. Mardikian was our interim chief executive officer, and between March and October 2001, he was a director. Mr. Mardikian's son, Alex Mardikian served as our Chief Executive Officer from November 1998 through October 1999, and as a director between July 1998 and July 2000. In addition, Mr. Mardikian's brother, wife and brother-in-law, are minority shareholders and directors of, and his brother and wife are officers of, MGS Grand Sport, Inc.

We paid MGS Grand Sport, Inc., $97,500 for rent due during fiscal 2000.

To satisfy our obligation to pay $81,700 [There is a $50.00 error in one of the numbers] for rent due during fiscal 2001, we paid MGS Grand Sport, Inc., $58,125, transferred it one of our Vortex recreational boats in settlement of $16,000, and issued it 38,125 shares of common stock in satisfaction of the remaining $7,625. We also issued MGS Grand Sport, Inc., 14,310 shares of common stock to compensate it for fiscal 2001 property taxes it paid on our behalf.

Between January 1, 2002 and February 20, 2002, we paid MGS Grand Sport, Inc., $13,500 for rent due during fiscal 2002.

License Agreements

Patents awarded to Mr. Mardikian protect the designs and certain components of our boats. On November 24, 1999, Mr. Mardikian granted us exclusive licenses, until November 18, 2003, to use those patents and related rights. We owed Mr. Mardikian $24,000 in royalties for 2000, which we satisfied by issuing him 10,765 shares of common stock. We owed him $46,138 in royalties for 2001, which we satisfied by issuing him 36,910 shares of common stock.

On December 27, 2001, to induce Ashford Capital, LLC to purchase our Series B preferred stock, Mr. Mardikian offered to assign his watercraft related patents to Mardikian Marine Design, LLC, an entity owned by Mr. Mardikian and a principal of Ashford Capital, LLC. To facilitate the assignment, on December 27, 2001, we terminated our license agreements with Mr. Mardikian and entered into an exclusive license with Mardikian Marine Design, LLC, to use the patent rights through December 30, 2011. Each year of the term of the license, we must pay Mardikian Marine Design as royalties, a percentage of our gross revenue that results from the sale of our products that incorporate or include any of Mr. Mardikian's designs. We are obligated to pay (1) four percent of the first $3 million is gross revenues, (2) three percent of gross revenues over $3 million but below $5 million, (3) two percent of gross revenue over $5 million and under $10 million, and (4) one percent of any gross revenue in excess of $10 million. We can pay the royalties to Mardikian Marine Design in cash or stock, at our discretion. In addition we have agreed to a minimum payment of $60,000 per year.

In connection with the license grant, we agreed to indemnify Mardikian Marine Design, LLC, and its members individually, including Mr. Mardikian and the principal of Ashford Capital, LLC, from and against any liability related to environmental contamination or damage caused by us or our violation of any environmental laws.

Other Transactions

In connection with the sale of our Series B preferred stock to Ashford Capital, LLC, Mr. Mardikian agreed to enter into an employment agreement, and a non-compete and non-disclosure agreement with us. We are in the process of negotiating and finalizing those agreements.

On June 29, 2001, we issued Mr. Mardikian 5,654 shares of our common stock in exchange for $7,067 in business-related expenses we owed him.

As a condition to the issuance to Mr. Mardikian of 42,564 shares of common stock on June 29, 2001, in exchange for his cancellation of our obligation to pay him $46,138 for past due royalties and $7,067 for business expenses, we agreed that if we were unable to obtain $500,000 in capital infusions by August 22, 2002, Mr. Mardikian could convert those shares back into debt. On December 20, 2001, in exchange for a general release of claims from Mr. Mardikian, including his right to covert those shares into debt, we agreed that when we receive a total of $500,000 in capital infusions, we would issue Mr. Mardikian a number of shares of common stock which when added to his holdings as of December 20, 2001, would equal 20% of our outstanding common stock. As of February 15, 2002, the time we met that condition, Mr. Mardikian still owned more than 20% of our common stock and therefore is not entitled to receive any additional shares.

In 2001, in a wrongful termination lawsuit filed against us and MGS Grand Sport, Inc., we agreed to reimburse MGS Grand Sport, Inc. for $2,950 in legal fees it paid for its defense. In lieu of paying cash, we issued MGS Grand Sport, Inc., 2,360 shares of common stock.

Between September and November 2001, MBZ West, Inc., an entity owned by Mr. Mardikian's nephew, loaned us approximately $110,926 at an interest rate of 4% per month, or 48% per annum. Between September and November 2001, we paid an aggregate of $115,863 for the principal and interest that had accrued on the loan.

We own 45% of Dalian Sonic Jet Co., Ltd., a joint venture company that Sonic Jet Performance, LLC, our predecessor in interest, and two partners, formed in May 1998, under the laws of the People's Republic of China. We formed the joint venture to manufacture boat shells in China. The joint venture agreement provided for the payment to Mr. Mardikian of 2% of the profit resulting from the joint venture's sales. Because of disagreements between the partners, Dalian Sonic Jet Co., Ltd., discontinued operations in June 2000, and Mr. Mardikian has not received any royalty payments since 1999.

All of the June 29, 2001, issuances of common stock described above, had an effective issue price of $1.25 per share. The market price of our common stock on that day was $0.17.

Transactions with JNC Opportunity Fund, Ltd. and JNC Strategic Fund, Ltd.

On November 27, 1999, we entered into a loan transaction with JNC Opportunity Fund, Ltd. In exchange for $1.25 million, we issued JNC Opportunity Fund, Ltd. a $1.25 million promissory note and warrants to purchase 1.25 million shares of our common stock. We also issued a related entity, JNC Strategic Fund, Ltd., 1,600 shares of Series A preferred stock. In each of March, May, September, October and November of 2000, in exchange for additional advances, we issued JNC Opportunity Fund, Ltd. promissory notes in the aggregate amount of $1.45 million and warrants to purchase an aggregate of 1.45 shares of common stock. Encore Capital Management, Inc. controls both JNC Opportunity Fund, Ltd. and JNC Strategic Fund, Ltd. At the time of each additional advance, Neil Chau, a principle of Encore Capital Management, LLC, served on our board of directors.

On June 29, 2001, we converted $3,069,699 in principal and interest due under the promissory notes issued to JNC Opportunity Fund, Ltd., into 2,455,759 shares of our common stock. We also issued JNC Opportunity Fund, Ltd. 16,000 shares of common stock to compensate it for certain legal expenses related to the loan transaction that we had agreed to pay. On the same day, we converted the 1,600 shares of Series A preferred stock held by JNC Strategic Fund, Ltd., into 1,731,449 shares of common stock. We issued all of these shares at an effective issue price of $1.25 per share.

The issuances resulted in the JNC funds collectively holding approximately 22% of our outstanding common stock. The conversions were effected on the condition that if we were unable to raise $500,000 in capital infusions by August 22, 2002, JNC Opportunity Fund, LLC and JNC Strategic Fund, LLC, could reconvert the shares back into debt and Series A preferred stock, respectively.

On December 20, 2001, in exchange for a general release of claims from Encore Capital Management, LLC and the JNC funds, we agreed that when we receive a total of $500,000 in capital infusions, we would issue the JNC funds a number of shares of common stock which when added to their holdings as of December 20, 2001, would equal 18% of our outstanding common stock. As of February 15, 2002, we had raised the $500,000. To satisfy our obligation, we intend to issue the JNC funds 1,776,633 shares of our common stock.

Transactions with Sheikh Mohammed Al Rashid

On June 29, 2001, we issued 697,097 shares of our common stock to Sheikh Mohammed Al Rashid, in lieu of paying $808,871 in principle and interest due under a promissory note we issued to him in May 1999. On June 29, 2001, we also issued Sheikh Mohammed Al Rashid 50,000 shares in satisfaction of a $250,000 debt a third party owed him. We agreed to pay the debt as part of our settlement of a lawsuit filed against us by the third party, and issued the shares at an effective issue price of $1.25 per share.

On December 21, 2001, in exchange for a general release of claims, we agreed that when we receive a total of $500,000 in capital infusions, we would issue Sheikh Mohammed Al Rashid a number of shares of common stock which when added to his holdings as of December 20, 2001, would equal 13% of our outstanding common stock. As of February 15, 2002, we had raised the $500,000. To satisfy our obligation, we intend to issue Sheikh Mohammed Al Rashid 1,021,677 shares of common stock.

At the time of each of these transactions, Sheikh Mohammed Al Rashid beneficially owned at least 18% of our outstanding common stock. In addition, Sheikh Mohammed Al Rashid served as a director between April 1999 and February 2002.

Other Transactions

In 1998, Sonic Jet Performance, LLC, our predecessor-in-interest, loaned $75,683 to Sonic Marketing International, LLC. On June 30, 2000, we wrote off the debt as uncollectable. Alex Mardikian, the son of Albert Mardikian, and Majid Al Rashid, the son of Sheikh Mohammed Al Rashid, were the sole shareholders, directors and officers of Sonic Marketing International, LLC.

On December 27, 2001, in connection with the sale of five shares of our Series C preferred stock to e-Fund Capital Partners, LLC, we entered into a six month consulting agreement with Barrett Evans, a principal at e-Fund Capital Partners, Inc. Under the agreement, Mr. Evans agreed to provide us with business consulting services in exchange for 1 million shares of common stock that we have issued. As of May 2, 2002, e-Fund Capital Partners, LLC held an aggregate of 5.9 % of our outstanding common stock on a fully diluted basis, including 1,129,412 shares of common stock and 11 shares of Series C preferred stock which assuming they were converted as of May 2, 2002, it would equate to1,552,941shares of common stock.

In January 2002, Ashford Capital, KK purchased 7 shares of our Series C preferred stock for an aggregate purchase price of $70,000. It converted two of the preferred shares into 564,706 shares of our common stock. Ashford Capital, LLC, the holder of our Series B preferred stock, owns a minority interest in Ashford Capital, KK.

Selling Stockholders

    The following table sets forth the names of each selling stockholder, the aggregate number of shares of common stock beneficially owned by each selling stockholder as of May 2, 2002, and the aggregate number of shares of common stock that each selling stockholder may offer and sell pursuant to this prospectus. Because each selling stockholder may offer all or a portion of the shares of common stock offered by this prospectus at any time and from time to time after the date hereof, no estimate can be made of the number of shares that each selling stockholder may retain upon completion of this offering.

    We are registering all of the shares of common stock offered for sale pursuant to this prospectus pursuant to certain registration rights obligations. Of the 13,731,103 shares of common stock offered by this prospectus, 4,800,000 shares are issued and outstanding as of May 2, 2002, 5,613,456 shares have been reserved for issuance to certain selling stockholder upon conversion of shares of outstanding Series B preferred stock, and 4941176 shares have been reserved for issuance to certain selling stockholders upon the conversion of shares of outstanding Series C preferred stock. The shares we are registering that are reserved for issuance may vary depending on the conversion price of the those shares, and, therefore, we have registered as part of this offering, an additional indeterminate number of shares of our common stock that we may be required to issue to the selling stockholders upon such conversion. Each share of Series C preferred stock is convertible into a number of shares of our common stock that equals the sum of (i) the quotient obtained by dividing $10,000 by eighty-five percent (85%) of the average of the lowest three (3) intra-day bids on our common stock on the primary exchange, quotation system or market on which it is listed, over the ten trading days immediately preceding the date of the conversion (which we are obligated to register), and (ii) twenty percent (20%) of such quotient (which we are not obligated to register). For example, if the conversion price (i.e., the average of the three lowest intra-day bids during the 10 trading days preceding the conversion date) is $0.05 per share, one share of Series C preferred stock would convert into 282,353 shares of common stock of which 235,294 shares would be covered under this registration statement.

    In the following table, we have calculated shares of common stock beneficially owned based upon 31,608,945 shares of common stock outstanding on May 2, 2002, together with convertible securities that are exercisable within 60 days of May 2, 2002 for each stockholder (calculated at the conversion price as of May 2, 2002). Under the rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the named stockholder exercises voting and/or investment power. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. The information with respect to beneficial ownership of common stock held by each person is based upon record ownership data provided by our transfer agent, information as supplied or confirmed by selling stockholders, based upon statements filed with the Securities and Exchange Commission, or based upon our actual knowledge.

    Except as noted in the footnotes to the table below and as described under the caption "Certain Transactions," within the past three years, none of the selling stockholders have held any position or office with us or entered into a material relationship with us.


                                                                             Number of Shares    Number of
                                                                               Beneficially       Shares
                                                                              Owned Prior to      Offered
Name                                                                             Offering         Hereby
----                                                                        -----------------  ---------
e-Fund Capital Partners, LLC (1).......................................          1,129,412     941,176
Noriaki Sasaki.........................................................          1,129,412     941,176
Ashford Capital, LLC (2)...............................................
Ashford Capital, KK (3) ...............................................
Dennis Hickey (4)......................................................            564,706     470,588
Michael E. Watts (4)...................................................            564,706     470,588
Krishna Mankal (5).....................................................            282,353     235,294
Hratch Khedesian (6)...................................................            282,353     235,294
Jeffrey S. Marks (7)...................................................            282,353     235,294

----------

(1) Jeff Conrad, the principal of e-Fund Capital Partners, has sole voting and investment power over these securities.

(2) Frank Kavanaugh, a principal of Ashford Capital, LLC, has sole voting and investment power over these securities. Mr. Kavanaugh currently provides consulting services to us. Ashford Capital, LLC holds all outstanding shares of Series B preferred stock that is convertible into 20% of our common stock. The business address of Ashford Capital, LLC is 1301 Dove Street, Suite 800, Newport Beach, CA. 92660.

(3) Ashford Capital, KK has sole voting and investment power over these securities. In addition, Ashford Capital, LLC owns a minority interest in Ashford Capital, KK.

(4)   Currently serves as one of our consultants.

(5) Mr. Mankal is the son of Madhava Rao Mankal, who has served as our Chief Financial Officer since May 1999, as our Secretary since February 2001, and as our President since January 2002. Mr. Mankal has also served as a director since December 2001.

(6) Mr. Khedesian is currently an employee. Previously, between January of 1998 and July of 2001, he served as a Director of the company. In addition, Mr. Khedesian's uncle is Albert Mardikian.

(7) Mr. Marks is the sole shareholder and director of J. Marks Law, a professional corporation. Mr. Marks received the shares of Series C preferred stock from which the common stock was converted, as partial consideration for legal services provided by J. Marks Law, Inc., which were not related to the preparation of this prospectus or the registration statement to which it relates.

                              Plan of Distribution

    We are registering the shares of common stock offered for sale by this prospectus on behalf of the selling stockholders. As used in this section, "selling stockholders" includes donees, pledgees, distributees, transferees or other successors-in-interest, including, without limitation, their respective affiliates and limited or general partners, all of which are referred to as a group below as transferees, or certain counter-parties to derivative transactions with the selling stockholders or transferees. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay all brokerage commissions, underwriting discounts, commissions, transfer taxes and other similar selling expenses, if any, associated with the sale of the shares of common stock by them.

    Shares of common stock may be sold by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in privately- negotiated transactions, through put or call options transactions relating to the shares, through short sales of such shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, fixed prices, varying prices determined at the time of sale or at negotiated prices. The selling stockholders will have the sole discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time. Such transactions may or may not involve brokers or dealers. To the best of our knowledge, none of the selling stockholders have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock offered by this prospectus; however, the selling stockholders may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of their shares in the future.

    The selling stockholders may effect such transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals, or other agents. Such broker-dealers or other agents may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers or other agents may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer or other agent might be in excess of customary commissions). Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any part of the shares offered hereby will be sold by the selling stockholders.

    The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions with respect to the shares. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the shares short and redeliver the shares to close out the short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institutions of the shares. The selling stockholders may also loan or pledge the shares to a financial institution or a broker-dealer and the financial institution or the broker-dealer may sell the shares loaned or upon a default the financial institution or the broker-dealer may effect sales of the pledged shares.

    The selling stockholders and any brokers, dealers or agents that participate in connection with the sale of shares of common stock might be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by such brokers, dealers or agents and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify some of the selling stockholders against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of the shares of common stock offered pursuant to this prospectus against certain liabilities, including liabilities arising under the Securities Act.

    Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder and they may be subject to certain statutory liabilities under the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act. In addition, the selling stockholders and any other person participating in the offering will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M under the Securities Exchange Act, which may limit the timing of purchases and sales. These restrictions may affect the marketability of the common stock and the ability of any person to engage in market-making activities with respect to the common stock.

    Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under the terms of this prospectus. In addition, subject to applicable state and foreign laws, the selling stockholders may sell their common stock outside the United States pursuant to Rules 903 and 904 of Regulation S under the Securities Act.

    To comply with the securities laws of certain jurisdictions, the shares of common stock offered by this prospectus may need to be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

    If a selling stockholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or underwriter, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act. In addition, to the extent required, we will amend or supplement this prospectus to disclose other material arrangements regarding the plan of distribution.

                          Description of Capital Stock

    Our authorized capital stock consists of 100 million shares of common stock, and 10 million shares of preferred stock. Our Board of Directors has approved a proposal to amend our articles of incorporation to increase the authorized number of shares of common stock from 100,000,000 to 300,000,000. We have submitted the proposal to our shareholders, for approval. The proposed increase in the authorized number of shares of common stock will take effect, if at all, after it is approved by the shareholders at a special meeting of shareholders scheduled to occur in May 2002, and after we file an Articles of Amendment with the Secretary of State of the State of Colorado.

    The following is a summary of certain provisions of our common stock, preferred stock, Articles of Incorporation and bylaws. Copies of our articles and bylaws are available from us upon request.

Common Stock

    As of May 2, 2002, there were 31,608,945 shares of common stock outstanding, held by approximately 600 shareholders of record. All outstanding shares of common stock are, and the common stock to be issued in this offering will be, fully paid and nonassessable.

    Each share of our common stock has identical rights and privileges in every respect. The holders of our common stock are entitled to vote upon all matters submitted to a vote of our shareholders and are entitled to one vote for each share of common stock held. There are no cumulative voting rights.

    The holders of our common stock are entitled to share equally in dividends and other distributions that our board of directors may declare from time to time out of funds legally available for that purpose, if any, after the satisfaction of any prior rights and preferences of any outstanding preferred stock.

    If we liquidate, dissolve or wind up, the holders of shares of common stock will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and our obligations to holders of our outstanding preferred stock.

    The holders of our common stock have no preemptive or other subscription rights to purchase shares of our stock, nor are they entitled to the benefits of any redemption or sinking fund provisions.

Preferred Stock

    As of May 2, 2002, there were ten shares of Series B preferred stock outstanding, all held by Ashford Capital, LLC. Each share is convertible into two percent of the shares of our common stock outstanding at the date of conversion. The shares shall convert at the earlier of the election of the holder, or December 27, 2002. The holder of the Series B preferred stock, has the right to vote, with the holders of common stock, on any matter to which the common stock holders are entitled to vote, the number of shares of common stock into which the Series B preferred stock is convertible. If we are liquidated, distribute our assets, dissolve or wind-up, the holders of Series B preferred stock shall receive the greater of (i) $2,500 per share of Series B preferred stock they hold at the time of such Liquidation, or (ii) their pro rata share of the total value of our assets and funds to be distributed, assuming the Series B preferred stock is converted to common stock.

    As of May 2, 2002, there were 35 shares of series C preferred stock outstanding, Each share is convertible into a number of shares of our common stock that equals the sum of (i) the quotient obtained by dividing $10,000 by eighty-five percent (85%) of the average of the lowest three (3) intra-day bids on our common stock on the primary exchange, quotation system or market on which it is listed, over the ten trading days immediately preceding the date of the conversion, and (ii) twenty percent (20%) of such quotient. In the event of a liquidation, the holders of Series C preferred stock shall be entitled to receive one hundred and fifty percent (150%) of the amount of consideration paid for the Series C preferred stock, after which time the holders of Series B preferred stock and Series C preferred stock shall participate in such liquidation, on a pro rata basis, based on the number of shares of the common stock into which the Series B preferred stock and the Series C preferred stock are convertible at the time of the liquidation. The holders of Series C preferred stock have no voting rights.

    Our board of directors has the authority to issue an additional 9,999,066 shares of preferred stock in one or more series, and fix for each series, the designation of, and number of shares to be included in, each such series. Our board of directors is also authorized to set the powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions of the shares of each such series.

    Unless our board of directors provides otherwise, the shares of all series of preferred stock will rank on a parity with respect to the payment of dividends and to the distribution of assets upon liquidation. Any issuance by us of shares of our preferred stock may have the effect of delaying, deferring or preventing a change of our control or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock.

Registration Rights

         We granted Ashford Capital, LLC certain piggyback registration rights with respect to shares of common stock issuable upon the conversion of ten shares of our Series B preferred stock. Each share of Series B preferred stock is convertible into two percent of the shares of our common stock outstanding at the date of conversion. Ashford Capital, LLC has neither converted any of those preferred shares, nor has exercised its registration rights in connection with the registration statement of which this prospectus is a part.

         Pursuant to a Series C Convertible Preferred Stock Purchase Agreement we entered into with the holders of 36 shares of our Series C preferred stock, we agreed to use our best efforts to, as soon as possible, register a portion of the shares of common stock issuable upon the conversion of those shares. As of May 2, 2002, 17 of the Series C preferred shares had converted into an aggregate of 4,800,000 shares of common stock, 4,00,000 of which we are obligated to register. The effective registration statement of which this prospectus is a part satisfies our obligations with respect to these shares.

Listing

    We are listed for quotation on the OTC Bulletin Board under the symbol "SJET.OB."


Transfer Agent and Registration

    Public Ease, Nevada, is the transfer agent and registrar for our common stock.

                         Shares Eligible for Future Sale

    Future sales of a substantial amount of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock. A reduction in the market price of our common stock could lower the value of our common stock or other securities and could impair our future ability to raise capital through the sale of equity securities.

    The following is a discussion of when and how most of our stock may become publicly tradable in the future. Except as otherwise noted, all of the following information is as of May 2, 2002.

Outstanding Common Stock

As of May 2, 2002, we had 31,608,945 shares of common stock issued and outstanding, of which approximately 6,400,000 million shares are freely trading or eligible to trade. The remaining 25,208,945 million shares are considered "restricted securities" under the Securities Act; however, some of these shares are being registered for resale pursuant to the effective registration statement of which this prospectus is a part.


Common Stock Issuable Upon Conversion of Series B Preferred

    There are ten shares of Series B preferred stock outstanding. Each share is convertible into two percent, or an aggregate of 20%, of the shares of our common stock outstanding at the date of conversion, which is the earlier of the election of the holder, or December 27, 2002. As of May 2, 2002, the outstanding shares of Series B preferred stock were convertible into an aggregate of 5,613,456 shares of common stock. None of those shares of our common stock issuable upon conversion of the Series B preferred stock are offered for resale under this prospectus.

There are [35] shares of Series C preferred stock outstanding. Each share is convertible into a number of shares of our common stock that equals the sum of
(i) the quotient obtained by dividing $10,000 by eighty-five percent (85%) of the average of the lowest three (3) intra-day bids on our common stock on the primary exchange, quotation system or market on which it is listed, over the ten trading days immediately preceding the date of the conversion, and (ii) twenty percent (20%) of such quotient. As of May 2, 2002, the outstanding shares of Series C preferred stock were convertible into an aggregate of 4,941,176 shares of common stock. All of the shares issuable upon conversion of the Series C preferred stock are offered for resale under this prospectus.

Rule 144

    In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year, including persons who may be deemed our "affiliates", would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the number of shares of common stock then outstanding or the average weekly trading volume of the common stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks immediately preceding the SEC filing with respect to such sale. Manner of sale provisions, notice requirements and the availability of current public information about us also apply to these sales. These limitations apply to both restricted and unrestricted shares held by persons who are our affiliates. If a person is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale, he or she may sell his or her restricted shares under Rule 144(k) without regard to the limitations described above if at least two years have elapsed since the later of the date the shares were acquired from us or from our affiliate. This paragraph summarizes Rule 144 and is not intended to be a complete description of it.

                  Changes In And Disagreements With Accountants
                     On Accounting And Financial Disclosure

On September 17, 2001, we dismissed Singer Lewak Greenbaum & Goldstein LLP, as our principal independent accountant. Singer Lewak's audit report for our financial statements for the periods ended December 31, 1999 and December 31, 2000, included a going concern uncertainty paragraph indicating that there is uncertainty about our ability to continue as a going concern. To replace that firm, we hired Michael Johnson & Co., LLC, as our principal independent accountant.

Our board of directors approved the change of our accountant. We had no disagreements with Singer Lewak Greenbaum & Goldstein LLP, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to their satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

                                  Legal Matters

    The validity of the shares of common stock being registered under this prospectus has been passed upon for us by Basinger and Alonso, Attorneys at Law, 301 East Ocean Blvd. Suite 601, Long Beach California, 90802. Its telephone number is (562) 983-0660.

                                     Experts

    The consolidated financial statements of Sonic Jet Performance, Inc. as of December 31, 1999 and 2000, appearing in this prospectus and registration statement have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Sonic Jet Performance, Inc., as of December 31, 2001, appearing in this prospectus and registration statement have been audited by Michael Johnson & Co., LLC, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       Where You Can Find More Information

    We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock being registered by this prospectus. This prospectus does not contain all of the information included in the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copy of these documents filed as an exhibit to the registration statement or otherwise filed by us with the Securities and Exchange Commission for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

    We must comply with the informational requirements of the Securities Exchange Act of 1934. In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. The registration statement, including the attached exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. Copies of the registration statement and the reports, proxy and information statements and other information that we file with the Securities and Exchange Commission may be obtained from the Securities and Exchange Commission's Internet address at http://www.sec.gov.

    You may request a copy of these documents, at no cost, by writing or telephoning us at the following address:

                           Sonic Jet Performance, Inc.
                               15662 Commerce Lane
                       Huntington Beach, California 92626
                                 (714) 895-0944

                           SONIC JET PERFORMANCE, INC.
                  AND SUBSIDIARY INDEX TO FINANCIAL STATEMENTS



Report Of Independent Certified Public Accountants                    F-1

Consolidated Financial Statements

     Consolidated Balance Sheet                                       F-2 - F-3

     Consolidated Statements of Operations                            F-4

     Consolidated Statements of Stockholders' Equity (Deficit)        F-5

     Consolidated Statements of Cash Flows                            F-6 - F-8

     Notes to Consolidated Financial Statements                       F-9 - F-19

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Sonic Jet Performance, Inc. and subsidiary

We have audited the accompanying consolidated balance sheet of Sonic Jet Performance, Inc. and subsidiary as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sonic Jet Performance, Inc. and subsidiary as of December 31, 2001, and the consolidated results of their operations and their consolidated cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The financial statements for the year ended December 31, 2000,were audited by other accountants, whose report dated May 14, 2001, expressed an unqualified opinion on those statements. They have not performed any auditing procedures since that date.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. During the years ended December 31, 2001 and 2000, the Company incurred net losses of $1,437,818 and $7,458,046, respectively. In addition, the Company's accumulated deficit was $11,009,005 as of December 31, 2001. As discussed in Note 2, conditions exist which raise substantial doubt about the Company's ability to continue unless it is able to generate sufficient cash flows to meet its obligations and sustain its operations. Management's plans in regard to these matters are also described in
Note 2. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.


/s/ Michael Johnson & Co, LLC
Michael Johnson & Co, LLC
Denver, Colorado
February 28, 2002

                   SONIC JET PERFORMANCE, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                  December 31,


ASSETS
                                                   2001       2000
Current assets
     Cash                                        $42,760   $ 40,129
     Restricted cash                             201,004    203,120
     Accounts receivable                           9,500     45,760
     Inventories                                 363,971    574,903
     Due from related party                            -    393,291
     Other current assets                          7,731      3,450
                                               ---------  ---------

         Total current assets                    624,966  1,260,653
                                               ---------  ---------

Property and equipment, net                    1,221,313  1,359,910
                                               ---------  ---------

Other assets
     Licensing rights                            267,500    267,500
                                               ---------  ---------

                      Total assets            $2,113,779  $2,888,063
                                              ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                   SONIC JET PERFORMANCE, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                  December 31,


LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
     Accounts payable                                 $458,416       $192,206
     Accrued payroll taxes                              70,936         68,486
     Accrued interest                                        -        300,834
   Other accrued liabilities                           397,276        386,215
     Current portion of capitalized lease oblig.        12,236          1,432

     Convertible debts - related party                       -      2,801,301
                                                      --------      ---------
         Total current liabilities                     938,864      3,750,474
                                                       -------      ---------

Capitalized lease obligations, net of current portion        -         12,236
Subordinated note payable - related party                    -        600,000
                                                      --------        -------
              Total liabilities                        938,864      4,362,710
                                                      --------      ---------

Commitments and contingencies

Stockholders' deficit
     Preferred stock, no par value
         10,000,000 shares authorized
      Series A Convertible Preferred Stock
      1600 shares issued and outstanding                     -      1,500,000
         Series B Convertible preferred stock
         1 shares issued and outstanding                25,000              -
        Series C Convertible preferred stock
         5 shares issued and outstanding                50,000              -
      Common stock, no par value
         100,000,000 shares authorized
         19,333,936 shares issued and outstanding   12,015,715      4,328,777
     Additional paid-in capital stock warrants              -       1,024,627
   Additional paid-in capital                               -       1,098,000
     Shares committed to be issued                      93,205        143,872
   Accumulated Comprehensive income                         -          20,330
     Accumulated deficit                           (11,009,005)    (9,590,253)
                                                     ----------     ----------
                  Total stockholders' deficit        1,174,915     (1,474,647)
                                                     ----------      ---------

     Total liabilities and stockholders' deficit    $2,113,779     $2,888,063



   The accompanying notes are an integral part of these financial statements.




                   SONIC JET PERFORMANCE, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        For the Years Ended December 31,



                                                           2001                 2000
                                                           ----                 ----
Sales                                                    $1,199,047           $1,032,355

Cost of sales                                               896,084              870,676
                                                           --------              -------

Gross profit                                                302,963              161,679
                                                            -------              -------

Operating expenses
     General and administrative expenses                  1,501,864            3,101,037
     Impairment loss                                              -            2,350,045
                                                        ------------           ---------

     Total operating expenses                            (1,501,864)          (5,451,082)
                                                          ----------           ----------

Loss from operations                                     (1,198,901)          (5,289,403)
                                                         -----------           ----------
Other income (expense)
     Other income                                           172,258               15,694
     Interest income                                          7,056                3,463
     Interest expense                                       (24,938)          (2,187,800)

   Extraordinary Loss                                      (393,293)                   -
                                                        ------------          -----------

         Total other income (expense)                      (238,917)          (2,168,643)
                                                        ------------           ----------

Net loss                                                $(1,437,818)         $(7,458,046)
                                                         ===========           ==========

Basic and diluted loss per share                             $(0.09)              $(0.58)
                                                          ----------           ----------

Weighted-average shares used to compute basic and
     fully diluted loss per share                        15,847,263           12,896,202
                                                          ==========           ==========



   The accompanying notes are an integral part of these financial statements.



                                           SONIC JET PERFORMANCE, INC. AND SUBSIDIARY
                                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                                For the Years Ended December 31,



                                                                                                    Accumulated
                                                                Additional  Additional Shares       Other
                                                                Paid-In     Paid-In    Committed    Comprehensive
                        Preferred Stock     Common Stock        Capital     Warrants   to be Issued Income     Accumulated
                      --------------------------------------                                                   Deficit      Total
                      Shares    Amount   Shares      Amount
                      -------------------------------------------------------------------------------------------------------------
Balance, December
   31, 1999            1,600   1,500,000  12,676,000  3,618,194 $  272,000  $  316,026   799,455   (4,943)  (2,132,207)  4,368,525
Issuance of common
   stock                   -           -     348,767    710,583          -           -  (655,583)       -            -      55,000
Capital changes due
   to debt financing       -           -           -          -    826,000     708,601         -        -            -   1,534,601
Cumulative translation
   adjustment              -           -           -          -          -           -         -   25,273            -      25,273
Net loss                   -           -           -          -          -           -         -        -   (7,458,046)  7,458,046)
                       ------ ----------- ---------- ----------  ----------  ---------- ---------  -------- ------------ ----------
Balance, December
   31, 2000            1,600   1,500,000  13,024,767  4,328,777  1,098,000   1,024,627   143,872   20,330   (9,590,253)  1,474,647)
                       ------ ----------- ---------- ----------  ----------  ---------- ---------  -------- ------------ ----------
Issuance of common
   stock              (1,594) (1,425,000)  6,309,169  7,686,938 (1,098,000) (1,024,627)  (50,667) (20,330)      20,332   4,088,646
 Capital changes due
   to debt financing
Prior Year transaction
Cumulative translation
   adjustment              -           -            -          -        -           -          -        -       (1,268)     (1,266)
Net loss                   -           -            -          -        -           -          -        -   (1,437,818) (1,437,818)
                       ------ -----------  ---------- ---------- ---------   ---------  ---------  -------- ------------ ----------
Balance, December
   31, 2001                6      75,000   19,333,936 12,015,715  $     -           -   $ 93,205        -   (11,009,005) 1,174,915
                       ====== ===========  ========== ========== =========   =========  =========  ======== ============ ==========



   The accompanying notes are an integral part of these financial statements.




                           SONIC JET PERFORMANCE, INC. AND SUBSIDIARY
                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                For the Years Ended December 31,

                                                                                               2001             2000
                                                                                               -----            ----
Cash flows from operating activities
   Net loss                                                                               $(1,437,818)          $(7,458,046)
   Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities
       Depreciation and amortization                                                          141,314                49,735
       Write off of molds and tools on discontinued product                                         -             2,350,045
       Write off of licensing rights                                                                -               267,500
       Write off of inventories                                                                     -               533,181
       Loss from sale of property and equipment                                                     -                43,491
       Income due to settlement of debt                                                      (164,335)                    -
       Bad debts                                                                              152,970               293,835
       Provision for warrants                                                                 100,000                     -
     Write off Investments in Dalian Sonic Jet co, ltd                                        393,292                     -
       Write off Dalian Sonic Jet Co, Ltd Inventory                                             5,863                     -
     Interest relating to beneficial conversion of debt and below
      market warrants                                                                               -             1,959,302
         Common stock committed for services                                                   93,205                     -
       Common stock issued for services                                                        96,080                55,000
         (Increase) decrease in
        Account receivable                                                                     36,261              (327,751)
         Other receivables                                                                     (4,281)                  699
         Inventories                                                                          205,069                23,815
         Due from related party                                                               (32,084)               36,977
         Prepaid inventories                                                                        -                20,000
         Other current assets                                                                       -                     -
       Increase (decrease) in
         Account payable                                                                      430,546              (255,491)
         Accrued payroll taxes                                                                  2,450                    83
         Accrued interest                                                                           -               289,055
         Other accrued liabilities                                                           (138,940)              107,801
         Due to related parties                                                                     -                     -
                                                                                             ---------            ---------
 Net cash provided by (used in) operating                                                    (120,408)           (2,010,769)
                                                                                               -------           ----------

Cash flows from investing activities
   Restricted cash                                                                              2,116              (203,120)



   The accompanying notes are an integral part of these financial statements.

                                       F-6



   Purchase of property and equipment                                                          (2,645)              (56,522)
   Proceeds from sale of property and equipment                                                     -                 1,000
   Proceeds from sale of other assets                                                               -                22,575
   Tooling                                                                                          -                     -
                                                                                               -------                -----
 Net cash used in investing activities                                                           (529)             (236,067)
                                                                                               -------              --------

Cash flows from financing activities
   Proceeds from convertible debt - related party                                             125,000             2,171,151
   Proceeds from (payments on) capitalized lease obligation                                    (1,432)               (1,303)
                                                                                               -------               -------
 Net cash provided by financing activities                                                    123,568             2,169,848
                                                                                               -------             ---------

Effect of exchange rate on cash and cash equivalents                                                -                36,560
                                                                                               -------            ----------

              Net decrease in cash                                                              2,631               (40,428)

Cash, beginning of year                                                                        40,129                80,557
                                                                                               -------               -------

Cash, end of year                                                                             $42,760               $40,129
                                                                                               =======               =======

Supplemental disclosures of cash flow information

         Interest paid                                                                        $24,937                $  537
                                                                                               -------                 -----

         Income taxes paid                                                                     $  800                 $ 800
                                                                                               =======                 =====



   The accompanying notes are an integral part of these financial statements.

Supplemental schedule of non-cash investing and financing activities
During the year ended December 31, 2001, the Company recorded a reduction of $164,335 in accounts payable that was treated as other income. Also a provision of $100,000 for Warranty on boats was recorded.

During the year ended December 31, 2001, the Company issued 6,309,169 restricted shares of common stock valued at $6,044,961 in connection with the settlement agreement of all outstanding debts owed by the Company under loan agreements, agreement between the Company and Plaintiffs in Wrongful death case and outstanding amounts owed to employee and other expenses.

During the year ended December 31, 2001, the Company recorded $93,205 for settlement with employees and consultants by committing to issue shares, which represents the Company's commitment to issue 1,656,695 shares of common stock.

Cash from investing and financing activities exclude the effect of the acquisition of real property through the assumption of debt.

                   SONIC JET PERFORMANCE, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        For the Years Ended December 31,


NOTE 1 - NATURE OF BUSINESS

         Sonic Jet Performance, Inc. ("SJPI"), a Colorado corporation, and subsidiary (collectively, the "Company") designs and manufactures commercial and recreational boats. The principal executive office is located in Huntington Beach, California.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Principles of Consolidation
         The consolidated financial statements include the accounts of SJPI and its wholly owned subsidiary, Nanning Sonic Jet, LLC. During the year ended December 31, 2001. All inter-company balances and transactions are eliminated in consolidation.

         Going Concern
         The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the years ended December 31, 2001 and 2000, the Company incurred losses of $1,437,818 and $7,458,046 respectively, and the Company's accumulated deficit was $11,009,005 as of December 31, 2001. Realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, obtaining additional financing, and the success of its future operations.

         Since December 31, 2001, the Company has received $460,000 from the various subscribers. On February 5, 2002, the Company signed an engagement letter with Regents Capital West, an investment banker, pursuant to which it agreed to assist the Company in a private placement of unregistered common stock in accordance with an applicable exemption from registration under the Securities Act. The Company agreed to pay Regents Capital West, 8% of the gross proceeds of such offering, including capital raised from the issuance of the Company's securities and from the exercise of warrants issued in connection with the offering. The Company also agreed to issue Regents Capital West shares of common stock equal to 5% of any proceeds raised in such offering. Such shares shall be issued at $0.18 per share for any amount raised up to $500,000, and at $0.15 per share for any amounts raised in addition to $500,000. The engagement has a 12 month term which may be extended. If the Company terminates such offering, or performs any act that causes the offering to terminate, before the end of the term of the engagement, in addition to compensation already paid to Regents Capital West, the Company must pay a monetary amount between $125,000 and $750,000 depending on the month during which the offering is so terminated. In addition, if the Company terminates the offering because it has secured funds from another source, the Company will issue Regents Capital West shares of common stock equal to 5% of any proceeds received from such alternative funding source. Such shares shall be issued at $0.18 per share for any amount raised up to $500,000, and at $0.15 per share for any amounts raised over $500,000.The Company has entered into agreement with Bombardier Capital for financing dealers under a dealer's floor plan. Management expects such a receivable-financing program will provide sufficient cash to continue the Company's present operations.

         Comprehensive Income (Loss)
         The Company utilizes Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting comprehensive income (loss) and its components in a financial statement. Comprehensive income (loss) as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income (loss), which are excluded from net loss, include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities. Comprehensive income (loss) consists of foreign currency translation adjustments and is presented in the consolidated statements of stockholders' equity (deficit).

         Cash Equivalents
         For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of United States government securities.

         Restricted Cash
         Restricted cash consists of money deposited in a money market account to secure a letter of credit for approximately the same amount. The letter of credit was issued under a Floor Plan Repurchase Agreement with a financing company, which finances certain customers of the Company who are dealers and distributors.

         Inventories
         Inventories are stated at the lower of cost (first-in, first-out method) or market. Work in process and finished goods include materials.

         Property and Equipment
         Property and equipment are stated at cost or at the value of the operating agreement. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

                  Building and improvements                     20 years
                  Furniture and fixtures                         7 years
                  Machinery and equipment                        7 years
                  Tooling and molds                              7 years
                  Vehicles                                       7 years

         The Company capitalizes costs incurred on tooling and molds once the design of the product is completed and independent marketing channels establish marketability of the product.

         Impairment of Long-Lived Assets
         The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company would recognize an impairment loss based on the estimated fair value of the asset.

         Foreign Currency Transaction
         Assets and liabilities in foreign currencies are translated at the exchange rate prevailing at the balance sheet date. Revenues and expenses are translated at the exchange rate prevailing at the transaction date, and the resulting gains and losses are reflected in the statements of operations. Gains and losses arising from translation of a subsidiary's foreign currency financial statements are shown as a component of stockholders' equity (deficit) as accumulated comprehensive income (loss).

         Income Taxes
         The Company uses the asset and liability method of accounting for income taxes. The asset and liability method accounts for deferred income taxes by applying enacted statutory rates in effect for periods in which the difference between the book value and the tax bases of assets and liabilities are scheduled to reverse. The resulting deferred tax asset or liability is adjusted to reflect changes in tax laws or rates. Because the Company has incurred losses from operations, no benefit is realized for the tax effect of the net operating loss carry-forward due to the uncertainty of its realization.

         Loss per Share
         The Company utilizes SFAS No. 128, "Earnings per Share." Basic loss per share is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Because the Company has incurred net losses, basic and diluted loss per share are the same.

         Estimates
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Revenue Recognition
         Revenues from products and services are recognized at the time goods are shipped or services are provided to the customer, with an appropriate provision for returns and allowances.

         Recently Issued Accounting Pronouncements
         In March 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," (an Interpretation of Accounting Principles Bulletin Opinion No. 25 ("APB 25")) ("FIN 44"). FIN 44 provides guidance on the application of APB 25, particularly as it relates to options. The effective date of FIN 44 is July 1, 2000, and the Company has adopted FIN 44 as of that date.

NOTE 3 - CONCENTRATION OF CREDIT RISK

         The Company maintains bank accounts at several banks. Deposits at the banks are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At times, the Company holds cash with these banks in excess of amounts insured by federal agencies. As of December 31, 2001, the amount in excess of the FDIC limit totaled $101,004. Management believes the financial risk associated with these financial instruments is minimal.

NOTE 4 - INVENTORIES

         Inventories at December 31, 2001 consisted of the following:

                  Raw materials and supplies                          $ 37,704
                  Work in process                                      255,101
                  Finished goods                                        71,166
                                                                      --------

                      Total                                           $363,971

NOTE 5 - PROPERTY AND EQUIPMENT

         Property and equipment at December 31, 2001 consisted of the following:

                  Building and improvements                         $   32,933
                  Furniture and fixtures                                13,613
                  Machinery and equipment                              309,043
                  Tooling and molds                                      6,000
                  Tooling - new products                             1,210,290
                  Vehicles                                              20,899
                                                                       -------
                                                                     1,592,778
                  Less accumulated depreciation and amortization     (371,465)
                                                                     --------

                      Total                                         $1,221,313

    Depreciation expense for the year ended was $141,314.

NOTE 6 - CONVERTIBLE DEBT - RELATED PARTY

         Convertible debt and accrued interest owed to JNC Opportunity fund, Ltd. in the amount of $3,069,699 was converted to 2,455,759 shares of 144D common stock on June 29, 2001. Also 1,600 Convertible Preferred stock and negotiated dividend on preferred stock in the name of JNC Strategic Fund, Ltd. were converted to 1,731,449 shares of 144D common stock on June 29, 2001.


NOTE 7 - SUBORDINATED NOTE PAYABLE - RELATED PARTY

         $600,000 Promissory Note and accrued interest payable to Sheikh Mohammed Al Rashid was converted to 647,097 shares of 144D common stock on June 29, 2001.


NOTE 8 - COMMITMENTS AND CONTINGENCIES

         Lease
         The Company leases its principal executive offices and facility from its majority stockholder under an operating lease agreement. This lease agreement expired on February 28, 2002. The Company currently leases these premises on a month-to-month basis at a monthly rental charge of $7,400.

         The Company's wholly owned subsidiary leases a 50,000 square foot facility in Nanning, China on a month-to-month basis.

         Rent expense was $81,750 and $80,000 for the years ended December 31, 2001 and 2000, respectively.

         Future minimum lease payments under a non-cancelable capital lease at December 31, 2001 were as follows:

                   Year Ending
                  December 31,

                      2001                                     12,236
                                                              -------

                      Current portion                         $12,236
                                                              =======

         Capitalized leased assets included in property and equipment at December 31, 2001 consisted of the following:

                  Vehicles                                   $         20,899
                  Less accumulated amortization                         2,986
                                                             ----------------

                      Total                                  $         17,913
                                                             ================


NOTE 8 - COMMITMENTS AND CONTINGENCIES (Continued)

         Employment Agreement

         On January 2, 2002, the Company entered into an at-will employment agreement with Mr. Mankal. The agreement provides for an annual base salary of $64,800, and an annual bonus of up to 25% of Mr. Mankal's annual base salary based on the Company's achievement of certain earnings and positive cash flow targets, to be established by the board. The Company also granted him options to purchase 250,000 shares of common stock that vest in three equal yearly installments.


         Royalty/Licensing Agreements
    In September 1999, the Company entered into two license agreements with the Company's Design Director and Chairman/Chief Executive Officer of International operations, pursuant to which, the Company acquired exclusive design and other rights related to the boats design and manufacture. On December 27, 2001, the Company terminated those agreements and entered into a new license agreement covering the design and other rights, with Mardikian Marine Design, LLC, an entity owned by other Company's largest shareholder, and by a principal of the holder of the Company's series B preferred Stock. Under the new licensing agreement, the Company is obligated to pay the licensor, as royalties (1) 4% of the first $3 Million Dollars in gross revenues resulting from the sale of products using the designs, (2) 3% of gross revenue between $3 Million Dollars and $5 Million Dollars (3) 2% of gross revenue between $5 Million Dollars and $10 Million Dollars (4) 1% of gross revenue in excess of $10 Million Dollars.

         Investment in Joint Venture - Dalian
         The Company owns a portion of a joint venture company in Dalian, China that was created to manufacture boats. Because of a dispute with one of the joint venture partners, the joint venture discontinued operations.

         Series B Convertible Preferred Stock
         1 During fiscal 2001, One share of Series B Convertible Preferred stock has been issued to Ashford Capital, LLC in exchange for $25,000.

         2. During fiscal 2001, five shares of Series C Convertible Preferred Stock were issued to Efund Capital Partners, LLC. for $50,000.

         Stock Compensation Plan
         The Company's 1998 Employee Consultant Stock Compensation Plan provides for the granting of stock options to employees and certain consultants of the Company and was amended in July 2000. A total of 2,000,000 shares of common stock have been reserved for issuance upon exercise of options granted under the plan, as amended. During the year ended December 31, 2001, the Company did not issue any option shares.

NOTE 10 - INCOME TAXES

    There has been no provision for U.S. federal, state, or foreign income taxes for any period because the Company has incurred losses in all periods and for all jurisdictions.

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets are as follows:

                  Deferred tax assets:
                  Net operating loss carry forwards             $    10,073,818
                  Less valuation allowance                           10,073,818
                                                                ---------------

                      Net deferred tax assets                   $             -
                                                                ===============

         Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. As of December 31, 2001, the Company had net operating loss carry forwards of approximately $10,073,818 for federal and state income tax purposes. These carry forwards, if not utilized to offset taxable income begin to expire in 2007. Utilization of the net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar stat provisions. The annual limitation could result in the expiration of the net loss before utilization.

NOTE 11 - OTHER RELATED PARTY TRANSACTIONS


Transactions Related to Albert Mardikian

Huntington Beach Lease

                           On February 1, 1999, The Company entered into a three-year lease agreement with MGS Grand Sport, Inc.,(MGS) for office and manufacturing space in Huntington Beach, California. The lease expired in February 2002, and converted to a month-to-month term. During this period, Albert Mardikian, the majority shareholder, a director and officer of MGS Grand Sport, Inc., beneficially owned over 20% of the Company's common stock through his ownership of Sonic Jet Performance, LLC. Throughout the lease term, Mr. Mardikian has served as the Company's director of design, and chairman and chief executive officer of our international operations. In addition, between January and November 2001, Mr. Mardikian was our interim chief executive officer, and between March and October 2001, he was a director.

         During fiscal 2000, the Company paid $97,500 in cash for rent expense to MGS Grand Sport, Inc. During fiscal 2001, the Company paid $51,375 in cash and the remaining balance of $30,325 was settled by issuance of 38,125 share of S-8 common stock and exchange of a Red Vortex with a value of $16,000. The Company also issued MGS Grand Sport, Inc., 14,310 shares of S-8 common stock to compensate it for fiscal 2001 property tax coverage it paid on the Company's behalf.


License Agreements
         Patents awarded to Mr. Mardikian protect the designs and certain components of the Company's boats. On November 24, 1999, Mr. Mardikian granted the Company exclusive licenses, until November 18, 2003, to use those patents and related rights. The Company owed Mr. Mardikian $24,000 in royalties for 2000. The Company paid this debt by issuing Mr. Mardikian 10,765 shares of the Company's common stock. The Company owed him $46,138 in royalties for 2001. The Company issued him 46,138 shares of the Company's common stock for payment of $34,138 of this debt.

         In December 2001, to induce Ashford Capital, LLC to purchase the Company's Series B Convertible Preferred Stock, Mr. Mardikian offered to assign his watercraft related patents to Mardikian Marine Design, LLC, an entity owned by Mr. Mardikian and a principal of Ashford Capital, LLC. To facilitate the assignment, on December 27, 2001, The Company terminated its license agreements with Mr. Mardikian and entered into an exclusive license with Mardikian Marine Design, LLC, to use the patent rights through December 30, 2011. Each year of the term of the license, the Company must pay Mardikian Marine Design as royalties, a percentage of its gross revenue that results from the sale of its products that incorporate or include any of Mr. Mardikian's designs. The Company is obligated to pay (1) four percent of the first $3 million is gross revenues, (2) three percent of gross revenues over $3 million but below $5 million, (3) two percent of gross revenue over $5 million and under $10 million, and (4) one percent of any gross revenue in excess of $10 million. The Company can pay the royalties to Mardikian Marine Design in cash or stock, at its discretion.


Other Transactions

                      As a condition to the issuance to Mr. Mardikian of 42,564 shares of common stock on June 29, 2001, in exchange for his cancellation of the Company obligation to pay him $46,138 for past due royalties and $7,067 for business expenses, the Company agreed that if it was unable to obtain $500,000 in capital infusions by August 22, 2002, Mr. Mardikian could convert those shares back into debt. On December 20, 2001, in exchange for a general release of claims from Mr. Mardikian, including his right to covert those shares into debt, the Company agreed that when it receives a total of $500,000 in capital infusions, the Company would issue Mr. Mardikian a number of shares of common stock which when added to his holdings as of December 20, 2001, would equal 20% of the Company's outstanding common stock. As of February 15, 2002, the time the Company met that condition, Mr. Mardikian still owned more than 20% of the Company's common stock and therefore the Company will not issue him any additional shares.

         On June 29, 2001, the Company issued Mr. Mardikian 5,654 shares of the Company's common stock in exchange for $7,067 in business-related expenses owed him.

         In 2001, the plaintiffs in a wrongful termination lawsuit filed against the Company, and also named MGS Grand Sport, Inc., as a codefendant. The Company agreed to reimburse MGS Grand Sport, Inc., for $2,950 in legal fees MGS paid for its defense. In lieu of paying cash, the Company issued MGS 2,360 shares of the Company's common stock.

                      Between September and November 2001, MBZ West, Inc., an entity owned by Mr. Mardikian's nephew, loaned the Company approximately $110,926 at an interest rate of 4% per month, or 48% per annum. Between September and November 2001, the Company paid an aggregate of $115,863 for the principal and interest that had accrued on the loan.

          The Company owns 45% of Dalian Sonic Jet Co., Ltd., a joint venture company that Sonic Jet Performance, LLC, our predecessor in interest, and two partners, formed in May 1998, under the laws of the People's Republic of China. The Company formed the joint venture to manufacture boat shells in China. The joint venture agreement provided for the payment to Mr. Mardikian of 2% of the profit resulting from the joint venture's sales. Because of disagreements between the partners, Dalian Sonic Jet Co., Ltd., discontinued operations in June 2000, and Mr. Mardikian has not received any royalty payments since 1999.

Transactions with JNC Opportunity Fund, Ltd. and JNC Strategic Fund, Ltd.

         In November 1999, the Company issued a promissory note in the principle amount of $1.25 million to JNC Opportunity Fund, Ltd., in exchange for a $1.25 million loan. During each of March, May, September, October and November of 2000, the Company issued an additional promissory note to JNC Opportunity Fund, Ltd., in exchange for five additional advances of an aggregate of $1.45 million. At the time the Company made each additional advance, Neil Chau, a principle of Encore Capital Management, LLC, which controls JNC Opportunity Fund, Ltd., served on the Company's board of directors. Encore Capital Management, LLC also controls JNC Strategic Fund, Ltd., which owned all outstanding shares of the Company's Series A Preferred Stock.


         On June 29, 2001, the Company converted $3,069,699 in principal and interest due under the promissory notes into 2,455,759 shares of the Company's common stock. The Company also issued the fund 16,000 shares to compensate it for certain legal expenses related to the transaction that the Company had agreed to pay. On the same day, the Company converted 1,600 shares of Series A Preferred Stock held by JNC Strategic Fund, Ltd., plus $330,311 in accrued dividends, into 1,731,449 shares of common stock. Encore Capital Management, LLC, also controls that fund. The Company issued all of these shares at an effective issue price of $1.25 per share. The issuances resulted in the JNC funds collectively holding approximately 22% of the Company's outstanding common stock. The conversions were effected on the condition that if the Company was unable to raise $500,000 in capital infusions by August 22, 2002, JNC Opportunity Fund, LLC and JNC Strategic Fund, LLC, could reconvert the shares back into debt and Series A Preferred Stock, respectively.

         On December 20, 2001, in exchange for a general release of claims from Encore Capital Management, LLC and the JNC funds, the Company agreed that when it receives a total of $500,000 in capital infusions, the Company would issue the JNC funds a number of shares of common stock which when added to their holdings as of December 20, 2001, would equal 18% of the Company's outstanding common stock. As of February 15, 2002, the Company had raised the $500,000. To satisfy the Company's obligation, the Company intends to issue the JNC funds 1,776,633 shares of the Company's common stock.


Transactions with Sheikh Mohammed Al Rashid

                      On June 29, 2001, the Company issued 697,097 shares of its common stock to Sheikh Mohamed Al Rashid, in lieu of paying $808,871 in principle and interest due under a promissory note the Company issued to him in May 1999. On June 29, 2001, the Company also issued Sheikh Rashid 50,000 shares in satisfaction of a $250,000 debt a third party owed him. The Company agreed to pay the debt as part of the Company's settlement of a lawsuit filed against the Company by the third party, and issued the shares at an effective issue price of $1.25 per share. At the time of these transactions, Sheikh Rashid was a director, and beneficially owned over 20% of the Company's outstanding common stock.

         On December 21, 2001, in exchange for a general release of claims, the Company agreed that when it receives a total of $500,000 in capital infusions, the Company would issue Sheikh Rashid a number of shares of common stock which when added to his holdings as of December 20, 2001, would equal 13% of the Company's outstanding common stock. As of February 15, 2002, the Company had raised the $500,000. To satisfy the Company's obligation, it intends to issue Sheikh Rashid 1,021,677 shares.

         Sheikh Rashid served as a director between April 1999 and February
         2002.

Other Transactions

         In January 2002, Ashford Capital, KK purchased 7 shares of our Series C Convertible Preferred Stock for an aggregate purchase price of $70,000. It converted two of the preferred shares into 564,706 shares of our common stock. Ashford Capital, LLC, the holder of our Series B Preferred Stock, owns a minority interest in Ashford Capital, KK.


         In 1998, Sonic Jet Performance, LLC, our predecessor-in-interest,loaned $75,683 to Sonic Marketing International, LLC. On June 30, 2000, the company wrote off the debt as uncollectable. Alex Mardikian, the son of Albert Mardikian, and Majid Al Rashid, the son of Sheikh Mohammed, were the sole shareholders, directors and officers of Sonic Marketing International, LLC.

         On January 30, 2000, the joint venture agreement with China Guangxi Shipyard of Nanning, Guangxi, China was dissolved, and Nanning Sonic Jet, LLC became a wholly owned subsidiary of SJPI.

NOTE 12 - FOURTH QUARTER ADJUSTMENTS

         Provision amounting to $150,000 has been made on the product sold to dealers under financing agreement.

         Also a provision amounting to $100,000 is made for warranty repairs

         Investment in Dalian Sonic Jet Co, Ltd. amounting to $393,292 and $5,863 inventory was written off during the fourth quarter.

================================================================================



You should rely only on the information contained in
this prospectus. We have not authorized anyone to
provide you with different or additional information.
This  prospectus  is not an  offer  to  sell  nor is it     Sonic Jet
seeking an offer to buy  shares of our common  stock in     Performance, Inc.
any  jurisdiction  where  the  offer  or  sale  is  not
permitted.    The   information   contained   in   this
prospectus  is  correct  only  as of the  date  of this
prospectus,  regardless  of the time of the delivery of
this prospectus or any sale of our common stock.            13,731,103 Shares

                                                            Common Stock




                                                       ----------------

                                                       PROSPECTUS
                                                       ----------------
                   ----------------

                   TABLE OF CONTENTS
                   ________________                      Page



 Prospectus Summary                                         1
Summary of Financial Data                                   3
Risk Factors........................................        4
Forward-Looking Statements..........................        8
Use of Proceeds.....................................        9
Dividend Policy.....................................        9
Price Range of Our Common Stock.....................        9
Management's Discussion and Analysis                       11
  of Financial Condition and Results
  of Operations.....................................
Business............................................       16
Management..........................................       22
Principal Stockholders..............................       26
Certain Relationships and Related                          29
  Transactions......................................
Selling Stockholders................................       33
Plan of Distribution................................       35
Description of Capital Stock........................       37
Shares Eligible for Future Sale.....................       39
Legal Matters.......................................       41
Experts.............................................       41
Where You Can Find More Information.................       42
Index to Financial Statements.......................      F-1

================================================================================



May 2, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Colorado Business Corporation Act provides that a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if (a) the person conducted himself or herself in good faith, (b) the person reasonably believed
(1) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and (2) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests and (c) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. Such indemnification is permitted in connection with a proceeding by or in the right of the corporation only to the extent of reasonable expenses incurred in connection with the proceeding. A corporation may not indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

     The Colorado Business Corporation Act further provides that a corporation, unless limited by its articles of incorporation, shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.






ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee........................................     $ 58.34

Attorneys' fees and expenses................................     $20,000.00

Accountants' fees and expenses..............................     $ 500.00

Miscellaneous ..............................................     $50,000.00

Total.......................................................     $70,558.34
                                                                  ---------



    The amounts set forth above are estimates except for the SEC registration fee. We will pay substantially all costs and expenses associated with the registration of the shares of common stock covered by this registration statement. The selling stockholders will pay all underwriting discounts, commissions, transfer taxes and other expenses associated with the sale of common stock by them.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Since May 3, 1999, we have issued the following securities without registration under the Securities Act. Each of the disclosures take into account the stock splits referred to in the prospectus. No underwriters were engaged in the sales of securities described below.


1. On November 24, 1999, we issued 292,267 shares of Common Stock to Albert Mardikian for settlement of royalties, salary and other dues. We issued these securities under an exemption provided by Rule 506 of Regulation D under the Securities Act Rules. The investor certified that it was an "accredited investor" as defined in Rule 501 of Regulation D, was acquiring the securities as an investment and not with a view to distribution, and would not resell the securities unless they became registered or another exemption from registration was available.

2. On December 07, 1999, we issued 50,000 shares of Common Stock to Jag Enterprises, LLC for consulting fees due under the consulting contract. We issued these securities under an exemption provided by Rule 506 of Regulation D under the Securities Act Rules. The investor certified that it was an "accredited investor" as defined in Rule 501 of Regulation D, was acquiring the securities as an investment and not with a view to distribution, and would not resell the securities unless they became registered or another exemption from registration was available.

3. On February 10, 2000 we issued 4000 shares of Common Stock to three of the company's employees as a Christmas bonus. Hratch Khedesian, Vatche Khedesian, Alex Mardikian and George Tfaye were each issued a1000 shares of Common Stock. We issued the forgoing stock pursuant to
         Section 4(2) the Securities Act of 1933. The investors are sophisticated investors, are officers and directors of the company, and were in possession of all material information relating to the company.

4. Also on February 10, 2000 we issued 2,500 shares of Common Stock to Marty Messenger for finder's fees due under the consulting agreement. We issued these securities under an exemption provided by Rule 506 of Regulation D under the Securities Act Rules. The investor certified that it was an "accredited investor" as defined in Rule 501 of Regulation D, was acquiring the securities as an investment and not with a view to distribution, and would not resell the securities unless they became registered or another exemption from registration was available.

5. On March 22, 2002 we issued 30,000 shares of Common Stock to Alex Mardikian for the acquisition of the Sonic Jet website from him. We issued these securities under an exemption provided by Rule 506 of Regulation D under the Securities Act Rules. The investor certified that it was an "accredited investor" as defined in Rule 501 of Regulation D, was acquiring the securities as an investment and not with a view to distribution, and would not resell the securities unless they became registered or another exemption from registration was available.

6. On July 31, 2000 we issued 2,500 shares of Common Stock to Lisa Hartounian for recruitment fees for hiring Alan Weaver. We issued these securities under an exemption provided by Rule 506 of Regulation D under the Securities Act Rules. The investor certified that it was an "accredited investor" as defined in Rule 501 of Regulation D, was acquiring the securities as an investment and not with a view to distribution, and would not resell the securities unless they became registered or another exemption from registration was available.

7. On June 29, 2001 we issued 600,000 to Michel Attias for settlement of a law suit regarding termination of sales agreement. We issued these securities under an exemption provided by Section 4(2) under the Securities Act.

8. On November 27, 1999, we issued warrants to purchase up to 1.25 million shares of our common stock to JNC Opportunity Fund, Ltd., and 1,600 shares of our Series A preferred stock to a related entity, JNC Strategic Fund, Ltd. We issued these securities in connection with a loan agreement and security agreement we entered into with JNC Opportunity Fund, Ltd., pursuant to which we received $1.25 million. On March 31, 2000, we issued JNC Opportunity Fund, Ltd. warrants to purchase an additional 250,000 shares of common stock in connection with an additional $250,000 advance it made to us. On May 31, 2000, we issued JNC Opportunity Fund, Ltd. warrants to purchase an additional 750,000 shares of common stock in connection with an additional $750,000 advance it made to us. On September 12, 2000, we issued JNC Opportunity Fund, Ltd. warrants to purchase an additional 250,000 shares of common stock in connection with an additional $250,000 advance it made to us. On October 2, 2000, we issued JNC Opportunity Fund, Ltd. warrants to purchase an additional 150,000 shares of common stock in connection with an additional $150,000 advance it made to us. On November 10, 2000, we issued JNC Opportunity Fund, Ltd. warrants to purchase an additional 50,000 shares of common stock in connection with an additional $50,000 advance it made to us. On June 29, 2001, in exchange for the cancellation of the principle and interest due under these promissory notes, we issued 2,455,759 shares of common stock to JNC Opportunity Fund, Ltd. As part of that transaction, we also cancelled all outstanding warrants held by JNC Opportunity Fund, Ltd. On June 29, 2001, we issued 1,731,449 shares of common stock to JNC Strategic Fund, Ltd., in consideration for the cancellation of all of the Series A preferred stock held by it. We issued all of these securities under an exemption provided by Rule 506 of Regulation D under the Securities Act Rules. Each investor certified that it was an "accredited investor" as defined in Rule 501 of Regulation D, was acquiring the securities as an investment and not with a view to distribution, and would not resell the securities unless they became registered or another exemption from registration was available.

9. On June 29, 2001, we issued Sheikh Mohammed Al Rashid 697,097 shares of our common stock in exchange for his cancellation of $808,871 due under a promissory note we issued to him. We isssued these securities under an exemption provided by Rule 506 of Regulation D under the Securities Act Rules. The investor certified that it was an "accredited investor" as defined in Rule 501 of Regulation D, was acquiring the securities as an investment and not with a view to distribution, and would not resell the securities unless they became registered or another exemption from registration was available.

10. On June 29, 2001, we issued Albert Mardikian 42,564 shares of our common stock in lieu of $53,205 that we owned Mr. Mardikian for royalties due under his license agreements with us, and for business-related expenses. We isssued these securities under an exemption provided by Rule 506 of Regulation D under the Securities Act Rules. The investor certified that it was an "accredited investor" as defined in Rule 501 of Regulation D, was acquiring the securities as an investment and not with a view to distribution, and would not resell the securities unless they became registered or another exemption from registration was available.

11. On June 29, 2001, we issued 16,300 shares of our common stock to MGS Grand Sports, Inc., the landlord of our Huntington Beach facility, in lieu of $20,375 due for past due rent, insurance and for legal fees we agreed to pay in connection with a wrongful termination lawsuit filed against it and us. We issued these securities under an exemption provided by Rule 506 of Regulation D under the Securities Act Rules. The investor certified that it was an "accredited investor" as defined in Rule 501 of Regulation D, was acquiring the securities as an investment and not with a view to distribution, and would not resell the securities unless they became registered or another exemption from registration was available.

12. On December 21, 2001, as part of the settlement of the wrongful death action filed against us in February 2001, we issued an aggregate of 750,000 shares of our common stock to the plaintiffs and their attorneys. We issued these securities under an exemption provided by
         Section 4(2) under the Securities Act.

13. On December 27, 2001, we issued ten shares of our Series B preferred stock to a private equity investor in exchange for an aggregate purchase price of $25,000. We issued these securities under an exemption provided by Rule 506 of Regulation D under the Securities Act Rules. The investor certified that it was an "accredited investor" as defined in Rule 501 of Regulation D, was acquiring the securities as an investment and not with a view to distribution, and would not resell the securities unless they became registered or another exemption from registration was available. The securities issued by us included a legend reflecting these restrictions.

14. Between December 27, 2001 and May 2, 2002, we issued 25 shares of our Series C preferred stock to seven U.S. investors for an aggregate consideration of $250,000. We issued these securities under an exemption provided by Rule 506 of Regulation D under the Securities Act Rules. Each investor certified that it was an "accredited investor" as defined in Rule 501 of Regulation D, was acquiring the securities as an investment and not with a view to distribution, and would not resell the securities unless they became registered or another exemption from registration was available. The securities issued by us included a legend reflecting these restrictions.

15. Between January 18, 2002 and April 23, 2002, we issued an aggregate of 27 shares of Series C preferred stock to two non-U.S. investors. In exchange for the issuance, we received total consideration of $270,000. We issued these securities under an exemption provided by Rule 903 of Regulation S under the Securities Act Rules. We made no directed selling efforts of these securities within the United States.


ITEM 27. EXHIBITS.

(a)      Exhibits.
         The exhibits listed below are hereby filed with the Commission as part of this Registration Statement on Form SB-2. Certain of the following exhibits have been previously filed with the Commission pursuant to the requirements of the Securities Act or the Exchange Act. Such exhibits are identified by the parenthetical references following the listing of each such exhibit and are incorporated herein by reference. We will furnish a copy of any exhibit upon request, but a reasonable fee will be charged to cover our expense in furnishing such exhibit.

Exhibit             Description
Number

3.1 Articles of Incorporation for Boulder Capital Opportunities III, Inc. (Previously filed with the Commission on March 24, 1997, as Exhibit 3.(i) to the Company's General Form for Registration of Securities of Small Business Issuer on Form 10-SB.)

3.2 Articles of Amendment to the Articles of Incorporation of Boulder Capital Opportunities III, Inc., filed January 15, 1997 (Previously filed with the Commission on March 15, 2002, as Exhibit 3.2 to the Company's Current Report on Form 10-KSB.)

Exhibit             Description
Number


3.3 Articles of Amendment to the Articles of Incorporation for Boulder Capital Opportunities III, Inc., filed November 5, 1998 (Previously filed with the Commission on April 15, 1998, as Exhibit 3.(iv) to the Company's Current Report on Form 8-K.)

3.4 Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Boulder Capital Opportunities III, Inc. (Previously filed with the Commission on July 6, 1998, as Exhibit 7.4 to the Company's Current Report on Form 8-K.)

3.5 Bylaws for Boulder Capital Opportunities III, Inc. (Previously filed with the Commission on March 24, 1997, as Exhibit 3.(ii) to the Company's General Form for Registration of Securities of Small Business Issuer on Form 10-SB.)

3.6 Certificate of Designation for Series B Convertible Preferred Stock (Previously filed with the Commission on January 7, 2002, as Exhibit
          3.1 to the Company's Current Report on Form 8-K.)

3.7 Certificate of Designation for Series C Convertible Preferred Stock (Previously filed with the Commission on January 7, 2002, as Exhibit
          3.2 to the Company's Current Report on Form 8-K.)

5.1 Opinion of Basinger and Alonso, Attorneys at Law, with respect to the validity of the securities being offered (Filed herewith.)

10.1 2000 Stock Plan of Sonic Jet Performance, Inc. (Previously filed with the Commission on June 30, 2000 as Appendix A to the Company's Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934.)

10.2 Contract for Sino-Foreign Contractual Joint Venture of Dalian Sonic Jet Co., Ltd. (Previously filed with the Commission on April 30, 1999, as Exhibit 10.4 to the Company's Current Report on Form 10-KSB.)

10.3 Contract for Sino-Foreign Contractual Joint Venture of Nanning Sonic Jet Co., Ltd. (Previously filed with the Commission on April 30, 1999, as Exhibit 10.5 to the Company's Current Report on Form 10-KSB.)

10.4 Series B Convertible Preferred Stock Purchase Agreement between Ashford Capital, LLC and Sonic Jet Performance, Inc. (Previously filed with the Commission on January 7, 2002, as Exhibit 10.1 to the Company's Current Report on Form 8-K.)

10.5 Series C Convertible Preferred Stock Purchase Agreement between e-Fund Capital Partners, LLC, and Sonic Jet Performance, Inc. (Previously filed with the Commission on January 7, 2002, as Exhibit 10.2 to the Company's Current Report on Form 8-K.)

10.6 Agreement dated August 23, 2001, between Sonic Jet Performance, Inc., JNC Opportunity Fund, Ltd. and JNC Strategic Fund Ltd. (Previously filed with the Commission on March 15, 2002, as Exhibit 10.6 to the Company's Current Report on Form 10-KSB.)

10.7 Letter Agreement between Sonic Jet Performance, Inc., and Encore Capital Management, LLC, JNC Opportunity Fund, Ltd. and JNC Strategic Fund, Ltd. (Previously filed with the Commission on January 7, 2002, as Exhibit 10.3 to the Company's Current Report on Form 8-K.)

10.8 Letter Agreement dated June 15, 2001, between Sonic Jet Performance, Inc. and Sheikh Mohammed Al Rashid (Previously filed with the Commission on March 15, 2002, as Exhibit 10.8 to the Company's Current Report on Form 10-KSB.)

Exhibit             Description
Number

10.9 Letter Agreement between Sonic Jet Performance, Inc. and Sheikh Mohammed Al Rashid (Previously filed with the Commission on January 7, 2002, as Exhibit 10.4 to the Company's Current Report on Form 8-K.)

10.10 Consulting Agreement dated February 5, 2002, between Regents Capital West and Sonic Jet Performance, Inc. (Previously filed with the Commission on March 15, 2002, as Exhibit 10.10 to the Company's Current Report on Form 10-KSB.)

10.11 Employment Offer Letter dated January 2, 2002, between Madhava Rao Mankal and Sonic Jet Performance, Inc. (Previously filed with the Commission on March 15, 2002, as Exhibit 10.11 to the Company's Current Report on Form 10-KSB.)

10.12 2001 License Agreement dated December 27, 2001, between., Albert Mardikian, Mardikian Marine Design, and Sonic Jet Performance, Inc (file herewith).

21.0      List of  Subsidiaries  (Previously  filed with the Commission on March
          15, 2002, as Exhibit 21.0 to the Company's Current Report on Form 10-KSB.)

23.1      Consent of Basinger and Alonso,  Attorneys at Law (consent included in
          5.1)

23.2 Consent of Michael Johnson & Co., LLC, Independent Auditors, Denver, Colorado (filed herewith).

24.1      Power of Attorney (included in signature page).

(b) FINANCIAL STATEMENT SCHEDULES.

     None required.

ITEM 28. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        a. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        b. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (sec. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        c. Include any additional or changed material information on the plan of distribution.

     2. That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

     3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Huntington Beach, California on May 2, 2002.

                                            SONIC JET PERFORMANCE, INC.


Date:  May 9, 2002                          By: /s/ Madhava Rao Mankal
                                               ---------------------------------
                                               Madhava Rao Mankal
                                               President

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Madhava Rao Mankal, as such person's true and lawful attorney-in-fact and agent, with full power of substitution and presubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or such persons' substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated.


Name                                               Capacity                                        Date
/s/ MADHAVA RAO MANKAL                             President, Chief Financial Officer,             May 2, 2002
------------------------------
Madhava Rao Mankal                                 Secretary, and Director (Principal Executive
                                                   Officer & Principal Financial & Accounting
                                                   Officer)

/s/ GEORGE MOSEMAN                                 Director                                        May 2, 2002
------------------------------------------
George Moseman


/s/ SCOTT ERVIN                                    Director                                        May 2, 2002
-------------------------------------------
   Scott R. Ervin




                                  EXHIBIT INDEX

5.1 Opinion of Basinger and Alonso, Attorneys at Law, with respect to the validity of the securities being offered (Filed herewith.)

10.12 2001 License Agreement dated December 27, 2001, between., Albert Mardikian, Mardikian Marine Design, and Sonic Jet Performance, Inc (file herewith).

23.1      Consent of Basinger and Alonso,  Attorneys at Law (consent included in
          5.1)

23.2 Consent of Michael Johnson & Co., LLC, Independent Auditors, Denver, Colorado (filed herewith).